EXHIBIT 10.1

$175,000,000

CREDIT AGREEMENT

dated as of September 22, 2003,

among

BRODER BROS., CO.,

as Borrower,

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

BANK ONE, NA,

as Syndication Agent,

FLEET CAPITAL CORPORATION,

GENERAL ELECTRIC CAPITAL CORPORATION and

STANDARD FEDERAL BANK N.A.,

as Co-Documentation Agents,

THE CIT GROUP/COMMERCIAL SERVICES, INC.,

as Collateral Agent,

UBS SECURITIES LLC

as Arranger,

UBS AG, STAMFORD BRANCH,

as Issuing Bank and Administrative Agent,

and

UBS AG, CAYMAN ISLANDS BRANCH,

as Swingline Lender

i

SECTION 10.06	Successor Administrative Agent	124
SECTION 10.07	Non-Reliance on Agents and Other Lenders	124
SECTION 10.08	No Other Administrative Agent or Collateral Agent	125
SECTION 10.09	Indemnification	125
SECTION 10.10	Additional Loans	125
SECTION 10.11	Collateral Matters	126

ARTICLE XI. MISCELLANEOUS		127

SECTION 11.01	Notices	127
SECTION 11.02	Waivers; Amendment	128
SECTION 11.03	Expenses; Indemnity	130
SECTION 11.04	Successors and Assigns	131
SECTION 11.05	Survival of Agreement	134
SECTION 11.06	Counterparts; Integration; Effectiveness	134
SECTION 11.07	Severability	135
SECTION 11.08	Right of Setoff	135
SECTION 11.09	Governing Law; Jurisdiction; Consent to Service of Process	135
SECTION 11.10	Waiver of Jury Trial	136
SECTION 11.11	Headings	136
SECTION 11.12	Confidentiality	136
SECTION 11.13	Interest Rate Limitation	137
SECTION 11.14	Lender Addendum	137

ANNEXES

Annex I	Applicable Margin
Annex II	Amortization Table
Annex III	Lenders and Commitments

SCHEDULES

Schedule 1.01(b)	Refinancing Indebtedness To Be Repaid
Schedule 1.01(c)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property
Schedule 3.06(a)	Subsidiaries
Schedule 3.08(c)	Material Agreements
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.21	Location of Material Inventory
Schedule 3.24	Supply Agreements
Schedule 5.14	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness

Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments
Schedule 6.07	Transaction with Affiliates
Schedule 6.09	Acquisition Deferred Compensation

EXHIBITS

Exhibit A-1	Form of Administrative Questionnaire
Exhibit A-2	Form of Compliance Certificate
Exhibit A-3	Form of LC Request
Exhibit A-4	Form of Lender Addendum
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Landlord Lien Waiver and Access Agreement
Exhibit H-1	Form of Revolving Note
Exhibit H-2	Form of Swingline Note
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J	Form of Security Agreement
Exhibit K	Form of Opinion of Company Counsel
Exhibit L	Form of Intercompany Note
Exhibit M	Form of Solvency Certificate
Exhibit N	Form of Borrowing Base Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of September 22, 2003, among BRODER BROS., CO., a Michigan corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, BANK ONE, NA, as syndication agent (in such capacity, “Syndication Agent”), FLEET CAPITAL CORPORATION, as a co-documentation agent (in such capacity, a “Co-Documentation Agent”), STANDARD FEDERAL BANK N.A., as a co-documentation agent (in such capacity, a “Co-Documentation Agent”), GENERAL ELECTRIC CAPITAL CORPORATION, as a co-documentation agent (in such capacity, a “Co-Documentation Agent”), UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), UBS AG, CAYMAN ISLANDS BRANCH, as swingline lender (in such capacity, “Swingline Lender”), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”) and as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and THE CIT GROUP/COMMERCIAL SERVICES, INC., as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and Issuing Bank.

WITNESSETH:

WHEREAS, Borrower has entered into that certain Stock Purchase Agreement, dated as of July 12, 2003 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with the stockholders and option holders of Alpha Shirt Holdings, Inc. and FNL Management Corp. (collectively, “Seller”), an Ohio corporation, to acquire (the “Acquisition”) all of the capital stock of Alpha (the “Acquired Business”).

WHEREAS, Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $175.0 million.

WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $25.0 million.

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $25.0 million, to support payment obligations incurred in the ordinary course of business by Borrower and its Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.11.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accounting Changes” shall have the meaning assigned to such term in Section 1.04.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Acquired Business” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments paid to or for the benefit of the seller by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of assets or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business (valued in mutual agreement between Administrative Agent and Borrower).

“Acquisition Deferred Compensation” shall have the meaning assigned to such term in the definition of “Indebtedness.”

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement and all documents executed in connection therewith.

“Acquisition Pro Forma” shall have the meaning assigned to such term in the definition of “Permitted Acquisition.”

“Acquisition Projections” shall have the meaning assigned to such term in the definition of “Permitted Acquisition.”

“Acquisition Related Indebtedness” shall mean with respect to the Acquisition or any other Permitted Acquisition, without duplication, (a) all Indebtedness incurred or assumed by Borrower and/or any of its Subsidiaries in connection with such acquisition and (b) all Indebtedness pertaining to the acquired Person or Property which remained outstanding upon giving effect to the consummation of such acquisition.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor pursuant to Article X.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b)(i).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A-1, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified.

“Agents” shall mean the Arranger, Co-Documentation Agents, Syndication Agent, Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alpha” shall mean Alpha Shirt Company, a Delaware corporation.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Fee” shall mean, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the caption “Applicable Fee”.

“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the appropriate caption.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any Property (including stock of any Subsidiary of Borrower by the holder thereof) by Borrower or any of its Subsidiaries to any Person other than to Borrower or any Subsidiary Guarantor (excluding (i) Inventory sold in the ordinary course of business, (ii) any sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (iii) the non-exclusive leasing (including subleases) or licensing (including sublicensing) of Intellectual Property or personal Property in the ordinary course of business and for consideration which is not reasonably anticipated to exceed $1.0 million in any fiscal year, (iv) disposals of obsolete, uneconomical, negligible, worn out or surplus property in the ordinary course of business or (v) sales of Cash Equivalents and marketable securities) and (b) any issuance or sale by any Subsidiary of Borrower of its Equity Interests to any Person (other than to Borrower or any Subsidiary Guarantor).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is publicly announced as being effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower’s Borrowing Base” shall mean, at any time, the Borrowing Base less the aggregate of all Subsidiary Borrowing Bases.

“Borrower’s Excess Availability” shall mean, at any time, an amount equal to Excess Availability computed by substituting “Borrower’s Borrowing Base” in place of “Borrowing Base” in clause (a)(ii) of the definition thereof.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.19, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts of Borrower multiplied by the advance rate of 85%, plus

(b) the lesser of (i) the advance rate of 65% of the Cost of Eligible Inventory of Borrower, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of “eligible inventory” (as calculated using the same methodology as used in the most recent Inventory Appraisal) of Borrower, plus

(c) the aggregate of all Subsidiary Borrowing Bases, minus

(d) the Hedging Reserve, minus

(e) effective immediately upon notification thereof to Borrower by the Collateral Agent, any Reserves established from time to time by the Collateral Agent in the exercise of its Permitted Discretion; provided that for purposes of determining Excess

Availability, such Reserves shall not be implemented until five days following such written notification (including via e-mail).

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Administrative Agent with such adjustments as Administrative Agent and Collateral Agent deems appropriate in their Permitted Discretion to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

“Borrowing Base Certificate” shall mean an Officers’ Certificate from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit N, delivered to the Administrative Agent and the Collateral Agent setting forth Borrower’s calculation of the Borrowing Base.

“Borrowing Base Guarantor” shall mean any Wholly-Owned Subsidiary and, subject to the prior consent of the Agents, any other Subsidiary that is directly wholly-owned by a Future Holding Company that (a) is organized in a State within the United States, (b) is currently able to prepare all collateral reports in a comparable manner to the Borrower’s reporting procedures and (c) has executed and delivered to Collateral Agent such joinder agreements to guarantees, contribution and set-off agreements and other Security Documents as Collateral Agent has reasonably requested so long as Collateral Agent has received and approved, in its reasonable discretion, (i) a collateral audit and Inventory Appraisal conducted by an independent appraisal firm reasonably acceptable to Collateral Agent and (ii) all UCC search results necessary to confirm Collateral Agent’s first priority Lien on all of such Borrowing Base Guarantor’s personal Property, subject to Permitted Liens.

“Borrowing Base Guarantor Intercompany Loan Account” shall mean the sum of (a) the amount of any intercompany advances (including Letters of Credit issued for the account of a Borrowing Base Guarantor) made to or for the account of a Borrowing Base Guarantor from Borrower and (b) interest accrued and unpaid on such amount at the rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate amount of all expenditures by such Person and its Subsidiaries during that period for fixed or capital assets that, in accordance with GAAP, are or should be classified as capital expenditures in the consolidated balance sheet of such Person and its Consolidated Subsidiaries.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person: (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) securities issued, or directly, unconditionally and fully guaranteed or insured, by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc.; (c) time deposits, certificates of deposit or bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia or any U.S. branch of a foreign bank having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition by such Person; (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above; and (g) demand deposit accounts maintained in the ordinary course of business.

“Casualty Event” shall mean, with respect to any Property (including Real Property) of any Person, any loss of title with respect to such Property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” shall include, but not be limited to, any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall be deemed to have occurred if: (a) at any time a change of control occurs under and as defined in any documentation relating to any Material Indebtedness; (b) prior to an IPO, (i) the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock representing a majority of the voting power of the total outstanding Voting Stock of Borrower or, following the formation thereof, the Future Holding Company or (ii) the Permitted Holders cease to own Equity Interests representing a majority of the voting control of the Borrower and 25% of the total economic interests of the Equity Interests of Borrower or, following the formation thereof, the Future Holding Company; (c) following an IPO, (i) the Permitted Holders shall fail to own, or to have the power to vote or direct the voting of, Voting Stock representing more than 35% of the voting power of the total outstanding Voting Stock of the Person who is the subject of the IPO, (ii) the Permitted Holders cease to own Equity Interests representing more than 35% of the total economic interests of the Equity Interests of the Person who is the subject of the IPO or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 25% of the voting power of the total outstanding Voting Stock of the Person who is the subject of the IPO; (d) following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of 51% of the directors of the Person who is the subject of the IPO then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Person who is the subject of the IPO, (e) unless Alpha has been liquidated or merged with and into Borrower, Borrower at any time ceases to own directly or indirectly 100% of the capital stock of Alpha; or (f) following the formation of the Future Holding Company, the Future Holding Company at any time ceases to own directly 100% of the capital stock of Borrower (unless the Borrower is the subject of an IPO).

“Change in Law” shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 11.13.

“Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Real Property and all other Property of whatever kind and nature pledged as collateral under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Agent Fee” shall have the meaning ascribed to such term in Section 2.05(b)(ii).

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the account of Borrower for the benefit of Borrower or any of its Subsidiaries, for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, LC Commitment or Swingline Commitment.

“Commitments” shall mean the aggregate sum of each Lender’s Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean Borrower, its Subsidiaries and any Future Holding Company; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit A-2.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum, dated as of September 17, 2003, with respect to the proposed issuance by Borrower of the Qualified Senior Notes.

“Consolidated Companies” shall mean Borrower and its Consolidated Subsidiaries.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted, in each case only to the extent (and in the same proportion) deducted or excluded in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower (or any acquired Person, as applicable) by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its organizational documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and regulations applicable to such Subsidiary or its stockholders), by (a) adding thereto (i) the amount of Consolidated Interest Expense, (ii) provision for income taxes (including without duplication, and to the extent included in GAAP, any foreign withholding taxes, single business or unitary taxes or other similar state taxes), (iii) amortization expense, (iv) depreciation expense, (v) all other non-cash items (excluding any non-cash charge that results in an accrual or a reserve for cash charges in any future period), (vi) unusual and non-recurring charges, fees and expenses which are reasonably acceptable to Administrative Agent, (vii) costs, fees, charges and expenses incurred in connection with the Acquisition, (viii) costs, fees, expenses, charges and any one time payments made related to any Permitted Acquisition, Indebtedness permitted under Section 6.01(r) and Investments permitted under Section 6.04(r) (provided that, to the extent such costs, fees, expenses, charges and any one time payments are made to or incurred by Sponsor or its Affiliates, such amounts are set forth in the Sponsor Advisor’s Agreement as in effect on the date hereof), (ix) management fees, consulting fees, advisory fees or similar fees to Sponsor or any of its Affiliates to the extent set forth in the Sponsor Advisor’s Agreement as in effect on the date hereof, (x) one time cash compensation charges related to Permitted Acquisitions to the extent identified contemporaneously with the closing of such Permitted Acquisition and paid within twelve months following such closing, (xi) any costs or expenses which are indemnified or reimbursed, and (b) subtracting (i) the aggregate amount of all non-cash items other than (A) the accrual of revenue in the ordinary course of business and in accordance with GAAP and (B) reversals of prior accruals or reserves for cash items previously excluded in accordance with GAAP from Consolidated EBITDA pursuant to clause (v) above, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period, and (ii) costs or expenses which were previously added to Consolidated EBITDA if such costs or expenses are not indemnified or reimbursed within 180 days (provided that any such costs or expenses actually indemnified or reimbursed following such 180 days may be added to Consolidated EBITDA at the time of actual receipt of such indemnification or reimbursement). Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition and any other Permitted Acquisition and Asset Sales consummated during the fiscal period of Borrower ended on the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness (but including in any event the then outstanding principal amount of all Loans, all Capital Lease Obligations and all LC

Exposure) of Borrower and its Consolidated Subsidiaries on a consolidated basis as determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense paid or payable in cash for such Test Period excluding interest related to the Hedging Agreement with Bank One, NA in effect on the date hereof and fees from Hedging Agreements, Administrative Agent Fees, Collateral Agent Fees, underwriting fees, appraisal fees and amendment fees.

“Consolidated Interest Expense” shall mean, for any period, without duplication, the total consolidated interest expense of Borrower and its Consolidated Subsidiaries for such period (calculated (i) without regard to any limitations on the payment thereof and (ii) including amortization of debt discount and deferred financing costs, capitalized interest, interest paid in kind, commitment fees, letter of credit fees and net amounts payable under Interest Rate Protection Agreements, appraisal fees and fees in connection with collateral audits) determined in accordance with GAAP plus, without duplication, (a) the portion of Capital Lease Obligations of Borrower and its Consolidated Subsidiaries representing the interest factor for such period, (b) imputed interest on Attributable Indebtedness, (c) cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Borrower or Wholly Owned Subsidiaries) in connection with Indebtedness incurred by such plan or trust, (d) all interest paid or payable with respect to discontinued operations, (e) the product of (i) all dividend payments on any series of any Preferred Stock of any Subsidiary of Borrower (other than any Preferred Stock held by Borrower or a Wholly Owned Subsidiary), multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of any Future Holding Company, Borrower and its Subsidiaries, expressed as a decimal, (f) all interest on any Indebtedness of the type described in clause (f) or (k) of the definition of “Indebtedness” with respect to any Future Holding Company, Borrower or any of its Subsidiaries and (g) the interest component on consulting agreements. Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to the Acquisition and any other Permitted Acquisition consummated during the fiscal period of Borrower ended on the Test Period thereof as if all Acquisition Related Indebtedness arising in connection with such acquisition(s) had been outstanding on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income of Borrower and its Consolidated Subsidiaries determined in accordance with GAAP, but excluding in any event (a) after-tax extraordinary gains or extraordinary losses; (b) after-tax gains or losses realized from (i) the acquisition of any securities, or the extinguishment or conversion of any Indebtedness or Equity Interest, of Borrower or any of its Subsidiaries or (ii) any sales of assets (other than inventory in the ordinary course of business); (c) net earnings or loss of any other Person (other than a Subsidiary of Borrower) in which Borrower or any Consolidated Subsidiary has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by Borrower or such Consolidated Subsidiary (subject to the limitation in clause (d) below) in the form of cash dividends or distributions; (d) the net income of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Subsidiary of its net income is not at the time of determination permitted without approval under applicable law or regulation or under such Consolidated Subsidiary’s organizational documents or any agreement or instrument applicable to such Consolidated Subsidiary or its stockholders; (e) gains or losses from the cumulative effect of any change in accounting principles; (f) earnings resulting from any reappraisal, revaluation or write-up or write-down of assets; and (g) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or any Consolidated Subsidiary or is merged into or consolidated with Borrower or any Consolidated Subsidiary or that Person’s assets are acquired by Borrower or such Consolidated Subsidiary (other than pursuant to the Acquisition or for calculation of Consolidated EBITDA for covenant purposes). In addition, Consolidated Net Income shall be calculated without giving effect to (i) any write-off of deferred financing costs incurred as a result of the refinancing of Indebtedness and (ii) purchase accounting or similar adjustments required or permitted by GAAP, in connection with the Acquisition and any Permitted Acquisition.

“Consolidated Subsidiary” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b) and (f) of Section 6.02, the following conditions:

(a) Borrower shall be contesting such Lien in good faith;

(b) to the extent such Lien is in an amount in excess of $1.0 million in the aggregate with all other such Liens, the Collateral Agent shall have established a Reserve (to the extent of such Lien on Accounts and Inventory) with respect thereto or obtained a bond in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances and letters of credit, until a reimbursement obligation arises; or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection or standard contractual indemnities in the ordinary course of business or any product warranties or deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether severally or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cost” shall mean, as determined by Collateral Agent in good faith, with respect to Inventory, the lower of (a) landed cost computed on a specific identification or first-in first-out basis (determined based on the accounting method used by the Loan Parties, consistently applied) in accordance with GAAP or (b) market value provided, that, for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower or (B) write-ups or write-downs in cost with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by Collateral Agent in its reasonable discretion.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank; provided that “Credit Extensions” shall not include conversions and continuations of outstanding Loans.

“Debt Issuance” shall mean the incurrence by any Future Holding Company, Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Allocation Percentage” as to any Lender shall mean the quotient (determined as a percentage) determined as of the date of an Event of Default, whose numerator equals the principal, interest, fees and other Obligations owing to such Lender (including all advances made by such Lender following such Event of Default) plus the amount of such Lender’s marked-to-market exposure under Hedging Agreements as of such date and whose denominator equals the principal, interest, fees and other Obligations owing to all Lenders

(including all advances made by the Lenders following such Event of Default) plus the amount of all Lenders’ marked-to-market exposure under Hedging Agreements as of such date.

“Default Period” shall have the meaning assigned to such term in Section 2.16(b).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.16(b).

“Defaulting Lender” shall have the meaning assigned to such term in Section 2.16(b).

“Designated Business” shall have the meaning assigned to such term in the definition of “Permitted Acquisition.”

“Designated Equity Issuance” shall mean an Equity Issuance as to which the Borrower notifies the Agents in writing at or prior to the issuance thereof that all Net Cash Proceeds to be derived therefrom will be used to finance any of the following purposes: (a) a Permitted Acquisition, (b) Investments in any Foreign Subsidiary, non-Wholly Owned Subsidiary and/or joint venture, in each case, above the amounts otherwise permitted in Section 6.04, (c) Capital Expenditures in excess of the amounts otherwise permitted to be incurred in Section 6.08(c) and (d) payments of Dividends in excess of the amounts otherwise permitted to be incurred in Section 6.06.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or authorized or made any other distribution, payment or delivery of Property (other than common stock of such Person) or cash to its stockholders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock outstanding (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documents” shall mean all “documents,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Dollars” or “$” shall mean lawful money of the United States.

“Eligible Accounts” shall have the meaning assigned to such term in Section 2.19(a).

“Eligible Inventory” shall mean, subject to adjustment as set forth in Section 2.19(b), items of Inventory of the Borrower and a Borrowing Base Guarantor, as applicable, held for sale in the ordinary course (excluding packing or shipping materials or maintenance supplies) which is reasonably deemed by the Collateral Agent in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base.

“Environment” shall mean ambient air, surface water and groundwater (including, without limitation, potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication in each case alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, Property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety, the Environment.

“Environmental Law” shall mean any and all applicable present and future legally binding treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other legally binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Permit” shall mean any permit, license, approval, consent or other authorization required under Environmental Law.

“Equity Financing” shall mean the cash equity investment in Borrower by the Permitted Holders and their designees on the Closing Date in an amount not less than $76.0 million on terms and conditions reasonably satisfactory to the Administrative Agent in its reasonable judgment.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, any issuance or sale by Borrower or the Future Holding Company after the Closing Date of (a) any Equity Interests (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (b) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in the issuing or selling Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excess Availability” shall mean (a) the lesser of (i) the Revolving Commitments of all of the Lenders and (ii) the Borrowing Base on the date of determination less (b) all outstanding Loans and LC Exposure less (c) all Reserves less (d) the aggregate amount of all the outstanding and unpaid trade payables and other obligations of Borrower and/or its Borrowing Base Guarantors which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination less (e) without duplication of clause (d) hereof, the amount of checks issued by Borrower and/or its Borrowing Base Guarantors to pay trade payables and other obligations which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination, but which either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment. For purposes of Pro Forma calculation for Permitted Acquisitions, the target shall be treated as if it is a Borrowing Base Guarantor for purposes of this calculation if it is intended to be a Borrowing Base Guarantor upon the consummation of such Permitted Acquisition.

“Excess Availability Requirements” shall mean, collectively, (a) Excess Availability equals or exceeds the Required Excess Availability Amount and (b) Borrower’s Excess Availability equals or exceeds the Required Borrower’s Excess Availability Amount.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” shall collectively mean the (a) confidential Bank and Bridge Facilities Fee Letter, dated July 12, 2003, among Borrower, UBS AG, Cayman Islands Branch,

and UBS Securities LLC and (b) that certain fee letter dated as of the date hereof between Collateral Agent and Borrower.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the Collateral Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the Revolving Maturity Date.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Vice President of Finance, or Controller of such Person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States Persons have the authority to control all substantial decisions of such trust.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fees” shall have the meaning assigned to such term in Section 2.05(c)(ii).

“Funding Default” shall have the meaning assigned to such term in Section 2.16(b).

“Future Holding Company” means a corporation organized under any State of the United States at any time after Closing Date which directly owns 100% of the capital stock of Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including, without limitation, any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous

Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Gross Profits” shall have the meaning assigned to such term in Section 6.08(d)(ii).

“Gross Profits Growth Factor” shall have the meaning assigned to such term in Section 6.08(d)(ii).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or hazardous, toxic or dangerous chemicals, wastes, materials, compounds, constituents or substances, as all such terms are defined by or under any Environmental Laws.

“Hedging Agreement” shall mean any Interest Rate Protection Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Reserve” shall mean a reserve determined by the Collateral Agent in its Permitted Discretion and giving effect to the aggregate amount owing to Borrower or the applicable Borrowing Base Guarantor by a counterparty to a Hedging Agreement, less the amount Borrower or the applicable Borrowing Base Guarantor, as applicable, owes such counterparty thereunder, less the aggregate amount of Property pledged to cash collateralize such obligation (other than the Collateral granted under the Loan Documents), in each case valued on a mark-to-market basis as of the last Business Day of the month (or if not available, the nearest prior Business Day for which such evaluation is available).

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(b).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (h) all obligations of such Person in respect of Interest Rate Protection Agreements and other Hedging Agreements to the extent required to be reflected on a balance sheet of such Person; (i) all Attributable Indebtedness of such Person; (j) all obligations for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness provide that such Person is liable therefor. Indebtedness shall not include deferred compensation in connection with the Acquisition in an amount not to exceed $2.0 million (the “Acquisition Deferred Compensation”).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 11.03(b).

“Information” shall have the meaning assigned to such term in Section 11.12.

“Instruments” shall mean all “instruments,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which any Person now or hereafter has rights.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.05(c).

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December to occur during the period that such Loan is outstanding and the Final Maturity Date of such Loan, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week for the first 60 days following the Closing Date assuming that the primary syndication is not completed and one, two, three or six months thereafter, or, if offered by all Lenders (as determined by each Lender in its sole discretion), two weeks, nine or twelve months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to seven days to the extent required under Section 2.03(d).

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in interest rates and not entered into for speculation.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.

“Inventory Appraisal” shall mean (a) on the Closing Date, the audit prepared by Hilco Appraisal Services, LLC dated July 25, 2003 and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 5.16 hereof.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first underwritten public offering of Equity Interests of Borrower or, following the formation thereof, the Future Holding Company after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(i) and (k), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean that certain joinder agreement substantially in the form of Exhibit E.

“Junior Permitted Acquisition Indebtedness” shall have the meaning assigned to such term in Section 6.01(q).

“Landlord Lien Waiver and Access Agreement” shall mean the Landlord Lien Waiver and Access Agreement, substantially in the form of Exhibit F.

“LC Collateral Account” shall mean a collateral account in the form of a deposit account established and maintained by the Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c)(i).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit A-3, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, concession agreements, rental agreements, occupancy agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record in existence, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit A-4¸ to be executed and delivered by such Lender on the Closing Date as provided in Section 11.14.

“Lender Affiliate” shall mean with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such advisor.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (a) Standby Letter of Credit and (b) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is fifteen (15) days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100 of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (a) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (b) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such Property (excluding the filing of financing statements under the UCC in connection with refinancings where the refinancing secured party has agreed in writing that no lien or security interest shall exist on such Property until all obligations to be refinanced will be paid in full in cash), including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Reserve” shall have the meaning assigned to such term in Section 2.10(g).

“Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Letters of Credit, the Notes (if any), the Security Documents, the Fee Letters and each Hedging Agreement entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

“Loan Parties” shall mean Borrower, the Subsidiary Guarantors and any Future Holding Company.

“Loans” shall mean advances made to or at the instructions of Borrower pursuant to Article II hereof and may constitute Revolving Loans or Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, Property, results of operations, condition, financial or otherwise, or material agreements of Borrower and the Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; or (c) material impairment of the rights of or benefits or remedies (including value of Collateral and perfection and priority of Liens in favor of the Collateral Agent (for its benefit and the benefit of the other Secured Parties)) available to the Lenders or the Collateral Agent under any Loan Document.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit), of any Loan Party evidencing an aggregate outstanding principal amount exceeding $10.0 million.

“Maximum Rate” shall have the meaning assigned to such term in Section 11.13.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Real Property, in form and substance reasonably acceptable to Collateral Agent and Administrative Agent.

“Mortgaged Real Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale, the cash proceeds received by any Loan Party (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of noncash consideration initially received) net of (i) selling expenses (including brokers’ fees or commissions (provided any such fees and expenses of Sponsor or its Affiliates are no more than such fees and expenses set forth in the Sponsor Advisors’ Agreement), legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, or amounts placed in escrow, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold

(provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a senior Lien on the asset sold in such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset);

(b) with respect to any Debt Issuance or Equity Issuance, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses (provided any such fees and expenses of Sponsor or its Affiliates are no more than such fees and expenses set forth in the Sponsor Advisors’ Agreement) incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Collateral Agent in accordance with Section 5.16, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to appraisal.

“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-1 or H-2, as the case may be.

“Obligations” shall mean (a) obligations of Borrower and any and all of the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and any and all of the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and any and all of the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual payment and performance of all obligations of Borrower and any and all of the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Lender or an Affiliate of a Lender.

“Officers’ Certificate” shall mean a certificate executed by the Chairman of the Board (if an officer), the Chief Executive Officer, the President, one of the Financial Officers, a Secretary or Assistant Treasurer, each in his or her official (and not individual) capacity.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” shall have the meaning assigned to such term in Section 11.04(e).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit I-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit I-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean, with respect to Borrower or any Subsidiary Guarantor, any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the Property of any other Person, or of any business or division of any other Person; (b) acquisition of in excess of 50% of the Equity Interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any other Person, if each of the following conditions are met:

(i) the Agents receive at least 20 Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii) no Default or Event of Default then exists or would result therefrom;

(iii) no Company shall, in connection with any such acquisition, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller, except (A) to the extent permitted under Section 6.01, and (B) obligations of the seller incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the assets being so acquired on or before the consummation of such acquisition;

(iv) the acquired Person shall be engaged in a business of a same or similar type as that conducted by Borrower and the Subsidiaries on the Closing Date (the

“Designated Businesses”) and not less than 80% of the annual revenues generated by such acquired Person during the most recently ended four fiscal quarter period of such acquired Person shall derive from such Designated Businesses;

(v) the Property acquired in connection with any such acquisition shall be made subject to the Lien of the Security Documents on terms reasonably satisfactory to the Agents, and shall be free and clear of any Liens, other than Permitted Liens, and the Agents shall have received all opinions, certificates, lien search results and other documents reasonably requested by the Agents;

(vi) the board of directors or other similar governing body of the acquired Person shall not have indicated publicly its opposition to the consummation of such acquisition;

(vii) concurrent with delivery of the notice referred to in clause (i) above, Borrower shall have delivered to the Agents, in form and substance reasonably satisfactory to Administrative Agent:

(a) for Permitted Acquisitions with Acquisition Consideration in an amount in excess of $10.0 million, a pro forma consolidated balance sheet, income statement and cash flow statement of any Future Holding Company, Borrower and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of any Future Holding Company, Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and (1) all Acquisition Related Indebtedness arising in connection therewith, and such Acquisition Pro Forma shall reflect that (x) Excess Availability equals or exceeds the Required Excess Availability Permitted Acquisition Amount and (y) Borrower’s Excess Availability equals or exceeds the Required Borrower’s Excess Availability Permitted Acquisition Amount, in each case, as of the last day of the month immediately preceding the consummation of such Permitted Acquisition on a Pro Forma Basis (after giving effect to such Permitted Acquisition and all Acquisition Related Indebtedness arising in connection therewith as if made or outstanding, as applicable, on the first day of such period) and (2) if the Acquisition Pro Forma reflects that either Excess Availability or Borrower’s Excess Availability does not equal or exceed Required Excess Availability Amount or Required Borrower’s Excess Availability Amount, as applicable, then Borrower shall be in compliance with the financial covenants set forth in Section 6.08 on a Pro Forma Basis;

(b) for Permitted Acquisitions with Acquisition Consideration in an amount in excess of $25.0 million, on a Pro Forma Basis, Borrower would have been in compliance with all financial covenants set forth in Section 6.08 as of the most recent Test Period prior to the consummation of such Permitted Acquisition (assuming, for purposes of each of the financial covenants in Section 6.08 ending on or prior to the date of such acquisition, that such acquisition, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period, together with all Acquisition Related Indebtedness arising in connection therewith, had been made or outstanding, as applicable, on the first day of such relevant Test Period); providedthat this clause (b) shall not apply (i) for one Permitted Acquisition in the first twenty-four months following the Closing Date to the extent designated in writing as such by Borrower to the Administrative Agent and (ii) if the Acquisition Pro Forma shall reflect that (A) Excess Availability equals or exceeds the Required Excess Availability Amount and (B) Borrower’s Excess Availability equals or exceeds the Required Borrower’s Excess Availability Amount, in each case, as of the last day of the month immediately preceding the consummation of such Permitted Acquisition on a Pro Forma Basis (after giving effect to such Permitted Acquisition and all Acquisition Related Indebtedness arising in connection therewith as if made or outstanding, as applicable, on the first day of such period);

(c) for Permitted Acquisitions with Acquisition Consideration in an amount in excess of $10.0 million, reasonably detailed projections of balance sheets, income statements and cash flow statements covering for the period commencing on the date of such Permitted Acquisition and ending on the Revolving Maturity Date reasonably satisfactory to the Administrative Agent, taking into account such Permitted Acquisition (the “Acquisition Projections”);

(d) for Permitted Acquisitions with Acquisition Consideration in an amount in excess of $10.0 million, (x) historical financial statements for the last three fiscal years of the Person to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (y) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such acquisition, and (z) all such other information and data relating to such acquisition or the Person to be acquired as may be reasonably requested by any Agent;

(e) a certificate of a Financial Officer of Borrower certifying that: (w) upon the consummation of the Permitted Acquisition, Borrower and its Subsidiaries will have sufficient cash liquidity to conduct their business and pay their respective debts and other liabilities as they come due; (x) the Acquisition Pro Forma fairly presents in all material respects the financial condition of Borrower and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrower and its Subsidiaries subsequent to the date thereof based upon the historical performance of Borrower and its Subsidiaries and the acquired Person and show that Borrower and its Subsidiaries shall continue to be in compliance with all financial covenants set forth in Section 6.08 through the Revolving Maturity Date (assuming, for purposes of each of the financial covenants in Section 6.08, all adjustments to such financial covenants on account of such acquisition and all prior Permitted Acquisitions have been implemented in accordance with this Agreement; and (z)

such acquisition (i) complies with all terms of this definition and (ii) at the time of the Permitted Acquisition, the conditions set forth in Section 4.02 have been satisfied (assuming that an advance was made to fund such acquisition); and

(f) both before and after giving effect to such Permitted Acquisition, Excess Availability equals or exceeds the Required Excess Availability Permitted Acquisition Amount and (b) Borrower’s Excess Availability equals or exceeds the Required Borrower’s Excess Availability Permitted Acquisition Amount.

“Permitted Discretion” shall mean the Administrative Agent’s and Collateral Agent’s reasonable judgment exercised in good faith based upon its consideration of any factor which the Administrative Agent or Collateral Agent believes in good faith: (a) will or could adversely affect the value of any Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which the Collateral Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) suggests that any collateral report or financial information delivered to the Agents, by or on behalf of, the Borrower is incomplete, inaccurate or misleading in any material respect; or (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower or any of its Subsidiaries or any of the Collateral. In exercising such judgment, the Administrative Agent and Collateral Agent may consider such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) changes in collection history and dilution with respect to the Accounts, (ii) changes in demand for, and pricing of, Inventory, and (iii) changes in any concentration of risk with respect to the Accounts and Inventory. The parties agree that there is a rebuttable presumption that the Agents have acted in good faith with their determination of Permitted Discretion.

“Permitted Holders” shall mean Sponsor and its Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including, without limitation, under Section 4069 of ERISA).

“Preferred Stock” shall mean, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Prior Lien” shall have the meaning assigned to such term in the applicable Security Document.

“Pro Forma Basis” shall mean (a) on a basis in accordance with GAAP and Article II of Regulation S-X under the Securities Act, and (b) reflecting cost savings directly attributable to the Acquisition or, subject to the review and approval by Administrative Agent in its reasonable discretion, any Permitted Acquisition or Asset Sale (provided that cost savings that are in accordance with Article II of Regulation S-X under the Securities Act shall be deemed acceptable to the Administrative Agent), in each case as certified by a Financial Officer. Absent such approval, the definition of Pro Forma Basis with respect to a particular Permitted Acquisition or Asset Sale shall not reflect such cost savings.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including, without limitation, all Real Property.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any Property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 90 days after such acquisition of such Property by such Person.

“Qualified Senior Note Agreement” shall mean (a) that certain Indenture dated as of September 22, 2003 pursuant to which the Qualified Senior Notes are issued, substantially in the form of the drafts delivered to the Lenders, with such changes thereto as are agreed by the Arranger and thereafter amended from time to time pursuant to the requirements of this Agreement and (b) any Supplemental Indentures (which comply with the debt incurrence and fixed charge coverage tests in such Indenture described in clause (a)), the proceeds of which shall be used to consummate a Permitted Acquisition.

“Qualified Senior Debt Documents” shall mean (a) the Qualified Senior Notes, the Qualified Senior Note Agreement, and all other documents executed and delivered with respect to the Qualified Senior Notes or the Qualified Senior Note Agreement and (b) any Supplemental Indentures (which comply with the debt incurrence and fixed charge coverage tests in such Indenture described in clause (a)), the proceeds of which shall be used to consummate a Permitted Acquisition.

“Qualified Senior Notes” shall mean Borrower’s 11¼% Senior Notes due October 15, 2010 issued pursuant to the Qualified Senior Note Agreement.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other Property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of Borrower and its respective Subsidiaries listed on Schedule 1.01(b).

“Register” shall have the meaning assigned to such term in Section 11.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Borrower’s Excess Availability Amount” shall mean the sum of (a) $10.0 million plus (b) the sum of all Net Cash Proceeds from any Designated Equity Issuances that has been received by Borrower for which the Administrative Agent has not received written certification by a Financial Officer of Borrower that the same has been (i) actually used for one of the purposes contained in the definition of “Designated Equity Issuance” or (ii) irrevocably redesignated for treatment as a Working Capital Equity Issuance.

“Required Borrower’s Excess Availability Permitted Acquisition Amount” shall mean the sum of (a) $7.5 million plus (b) the sum of all Net Cash Proceeds from any Designated Equity Issuances that has been received by Borrower for which the Administrative Agent has not received written certification by a Financial Officer of Borrower that the same has been (i) actually used for one of the purposes contained in the definition of “Designated Equity Issuance” or (ii) irrevocably redesignated for treatment as a Working Capital Equity Issuance.

“Required Excess Availability Amount” shall mean the sum of (a) $20.0 million plus (b) the sum of all Net Cash Proceeds from any Designated Equity Issuances that has been received by Borrower for which the Administrative Agent has not received written certification by a Financial Officer of Borrower that the same has been (i) actually used for one of the purposes contained in the definition of “Designated Equity Issuance” or (ii) irrevocably redesignated for treatment as a Working Capital Equity Issuance.

“Required Excess Availability Permitted Acquisition Amount” shall mean the sum of (a) $15.0 million plus (b) the sum of all Net Cash Proceeds from any Designated Equity Issuances that has been received by Borrower for which the Administrative Agent has not received written certification by a Financial Officer of Borrower that the same has been (i) actually used for one of the purposes contained in the definition of “Designated Equity Issuance” or (ii) irrevocably redesignated for treatment as a Working Capital Equity Issuance.

“Required Lenders” shall mean, at any time, Lenders having Revolving Exposure representing at least a majority of (a) the sum of all Revolving Exposure and (b) the sum of all Commitments.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Reserves” shall mean reserves established against the Borrowing Base that the Collateral Agent may, in its Permitted Discretion, establish from time to time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof with responsibility for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $175.0 million. The aggregate amount of the Lenders’ Revolving Commitments may be increased as set forth in Section 2.20.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loans” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(a).

“Revolving Maturity Date” shall mean September 22, 2008.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each party to a Hedging Agreement relating to the Loans if at the date of entering into such Hedging Agreement such Person was a Lender or an Affiliate of a Lender and such Affiliates executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person (a) appoints the Collateral Agent as its agent under the applicable Loan Documents and (b) agrees to be bound by the provisions of Section 9.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit J among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all Property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages, the Perfection Certificate and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any Property, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement or any Mortgage to be filed with respect to the security interests in Property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any Property of whatever kind or nature.

“Special Agent Advance” shall have the meaning assigned to such term in Section 10.11.

“Sponsor” shall mean Bain Capital Partners, LLC.

“Sponsor Advisors’ Agreement” means that certain Amended and Restated Advisory Agreement, dated as of September 22, 2003, between Sponsor and Borrower, as in effect on the date hereof.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, or (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by law or governmental rule or regulation or in accordance with custom and practice in the industry.

“Statutory Reserves” shall mean, for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurodollar liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise set forth herein, references in this Agreement to “Subsidiary” shall mean Borrower’s direct and indirect Subsidiaries.

“Subsidiary Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.19, an amount equal to the lesser of:

(a) the sum of, without duplication:

(i) the book value of Eligible Accounts of the Borrowing Base Guarantors multiplied by the advance rate of 85%, plus

(ii) the lesser of (A) the advance rate of 65% of the Cost of Eligible Inventory of the Borrowing Base Guarantors, or (B) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of “eligible inventory” (as calculated using the same methodology as used in the most recent Inventory Appraisal) of Borrowing Base Guarantor, and

(b) the applicable Borrowing Base Guarantor Intercompany Loan Account.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(c), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11.

“Supermajority Lenders” shall mean at any time, Lenders having Loans, LC Exposure and unused Revolving Commitments representing at least 66 2/3% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments at such time.

“Survey” shall mean a survey of any Mortgaged Real Property (and all improvements thereon) (a) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Real Property is located, (b) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Real Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (c) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (d) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (e) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Real Property and issue the endorsements reasonably requested by Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes or any amendments thereof or thereto.

“Tax Sharing Agreements” shall mean all tax sharing, tax allocation and other similar agreements entered into by any Future Holding Company, Borrower or any Subsidiary of Borrower.

“Taxes” shall mean (a) any and all present or future taxes, duties, levies, fees, imposts, assessments, deductions, withholdings or other charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (b) any transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (a).

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 4.01(o).

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the Equity Financing; (e) the execution and delivery of the Qualified Senior Debt Documents and the financing contemplated thereunder; and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and invoiced and owing in connection with the foregoing.

“Treasury Regulation” means the regulations promulgated under the Code.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable state or jurisdiction.

“Voting Stock” shall mean any class or classes of capital stock of Borrower pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of Borrower.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or nominal shares required to be held by someone other than such Person under applicable law) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Equity Issuance” shall mean an Equity Issuance as to which the Borrower notifies the Agents in writing at or prior to the issuance thereof that all Net Cash Proceeds to be derived therefrom will be used to fund working capital needs of Borrower and its Subsidiaries or notifies the Agents that a Designated Equity Issuance that has not been spent by Borrower for such designated purpose shall be irrevocably converted to a Working Capital Equity Issuance.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed in accordance with GAAP. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Required

Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

ARTICLE II.

THE CREDITS

SECTION 2.01 Commitments and Borrowing Base Determination.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to Borrower, at any time and from time to time after the Closing Date until the earlier of one Business Day prior to the Revolving Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding the lesser of (A) such Lender’s Revolving Commitment less such Lender’s Pro Rata Percentage of any Line Reserve and (B) such Lender’s Pro Rata Percentage multiplied by the Borrowing Base then in effect. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(b) The Collateral Agent shall (i) promptly notify Borrower in writing (including via e-mail) whenever it determines that the Borrowing Base set forth on a Borrowing Base Certificate differs from the Borrowing Base or Borrower’s Borrowing Base, as applicable, (ii) discuss the basis for any such deviation and any changes proposed by Borrower, including the reasons for any impositions of or changes in Reserves or any change in advance rates with respect to Eligible Accounts (subject to Collateral Agent’s Permitted Discretion and as set forth in Section 2.19(a)) or eligibility criteria, with the Borrower and the Administrative Agent, (iii) consider, in the exercise of its Permitted Discretion, any additional factual information provided by Borrower relating to the determination of the Borrowing Base or Borrower’s Borrowing Base, as applicable, and (iv) promptly notify Borrower of its decision with respect to any changes proposed by Borrower. Pending a decision by the Collateral Agent to make any requested change, the initial determination of the Borrowing Base or Borrower’s Borrowing Base, as applicable, by the Collateral Agent shall continue to constitute the Borrowing Base or Borrower’s Borrowing Base, as applicable.

SECTION 2.02 Loans.

(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f),

Loans (other than Swingline Loans) comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of ABR Loans, integral multiples of $100,000 and (B) in the case of Eurodollar Loans, an integral multiple of $250,000 and not less than $1.0 million, or (ii) equal to the remaining available balance of the applicable Revolving Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided further that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 3:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

(f) If the Issuing Bank shall not have received from Borrower the payment required to be made by Section 2.18(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to Section 2.18(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03 Borrowing Procedure. To request a Revolving Borrowing, Borrower shall notify the Administrative Agent of such request by telephone (promptly confirmed by telecopy) (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing (other than Swingline Loans), not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the earlier of (i) the date on which the Syndication Agent shall have notified Borrower that the primary syndication of the Commitments has been completed and (ii) the date which is 60 days after the Closing Date, the Interest Period shall be seven days;

(e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02; and

(f) that the conditions set forth in Section 4.02 (b) and (c) are satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (d) above). Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1 or H-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) All funds held by Borrower or any other Loan Party (other than the Borrowing Base Guarantors) (other than proceeds of a Casualty Event, Asset Sales that do not require a permanent repayment and any other cash required to be pledged under Loan Documents) shall be deposited in one or more dominion and control bank or investment accounts, in form and substance reasonably satisfactory to Collateral Agent, and, following the occurrence and during the continuance of an Event of Default or at any time that any of the Excess Availability Requirements are not met as of the end of any fiscal month, shall be applied on a daily basis to the repayment of the Swingline Loans and, thereafter, to any Revolving Loans which become due, without a reduction in the Commitments. All funds held by a Borrowing Base Guarantor (other than proceeds of a Casualty Event, Asset Sales that do not require a permanent repayment and any other cash required to be pledged under Loan Documents) shall be deposited in one or more dominion and control bank or investment accounts, in form and substance reasonably satisfactory to Collateral Agent, and, following the occurrence and during the continuance of an Event of Default or at any time that any of the Excess Availability Requirements are not met as of the end of any fiscal month, shall be applied on a daily basis to the repayment of the Swingline Loans and, thereafter, to any Revolving Loans which become due, without a reduction in the Commitments (with a corresponding adjustment to the Borrowing Base Guarantor Intercompany Loan Account).

SECTION 2.05 Fees.

(a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”), equal to the Applicable Fee per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears in the case of Commitment Fees in respect of the Revolving Commitments, on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees; Collateral Agent Fees. (i) Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letters or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(ii) Borrower agrees to pay to the Collateral Agent, for its own account, the collateral monitoring fee set forth in the Fee Letters or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Collateral Agent (the “Collateral Agent Fees”).

(c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to (and, in the case of Commercial Letters of Credit, 50% of) the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand (together with backup documentation supporting such reimbursement request). All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Fronting Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Notwithstanding the foregoing, during an Event of Default under clauses (a), (b), (g) and (h) of Article VIII or, with the consent of Required Lenders (and, unless such Event of Default has a cure period in the definition thereof, three Business Days following such Event of Default), any other Event of Default all Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of any Loan, 2% plus the higher of (A) Alternative Base Rate plus the Applicable Margin in effect from time to time or (B) the Adjusted LIBOR Rate plus the Applicable Margin in effect from time to time, (ii) in the case of LC Participating Fees, 2% plus the otherwise applicable rate thereof, or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.06.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.06 shall be payable on demand (provided that, absent demand, such interest shall be payable on each Interest Payment Date and upon termination of the Revolving Commitments), (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination and Reduction of Commitments.

(a) The Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.07 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the

Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.07 shall be irrevocable. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08 Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D, unless otherwise agreed to by the Administrative Agent.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the earlier of (A) the date on which the Syndication Agent shall have notified Borrower that the primary syndication of the Commitments has been completed and (B) the date which is 60 days after the Closing Date, the Interest Period shall be seven days.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the proviso in clause (iv) above).

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Intentionally Deleted.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $100,000.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit and/or deposit an amount equal to the LC Exposure in the LC Collateral Account.

(ii) In the event of any partial reduction of the Revolving Commitments, then (A) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (B) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction (or, if such reduction is due to a reserve, within three Business Days following such notice), first, repay or prepay all Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Borrowing Base then in effect, Borrower shall, without notice or demand (or, if such overadvance is due to the imposition of a Reserve or change in eligibility standards, within three Business Days following notice), immediately apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.10(b)(iii). The Borrower shall, first, repay or prepay Revolving Borrowings, and second, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.

(iv) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings and, second, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.

(v) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(j), in an amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than one Business Day (or such later date as reasonably acceptable to Administrative Agent) following the receipt of any Net Cash Proceeds of any Asset Sale, Borrower shall, and shall cause its Subsidiaries (with appropriate adjustments to any intercompany loan account balances), to apply 100% of the Net Cash Proceeds received with respect thereto to make prepayments in accordance with Sections 2.10(h) and (i); provided that:

(i) no such prepayment shall be required with respect to (A) any Asset Sale permitted by Section 6.05(b)(ii), (d), (e), (h), (i), (j), (l), (n), (o) or (p), (B) the disposition of assets subject to a condemnation or eminent domain proceeding or insurance settlement to the extent it does not constitute a Casualty Event, (C) Asset Sales for fair market value resulting in no more than $500,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $2.0 million in Net Cash Proceeds in any fiscal year or (D) Asset Sales until all Asset Sales subject to such prepayment in the aggregate from the date of the last prepayment from Asset Sales equals or exceeds $5.0 million; and

(ii) subject to Section 2.10(g) and so long as no Event of Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $5.0 million in any fiscal year of Borrower, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds shall be used to purchase assets useful in the business of the Loan Party that sold such assets or acquire 100% of the Equity Interests of any Person that owns such assets no later than 180 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if the Property subject to such Asset Sale constituted Collateral, then all Property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security

Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d) Debt Issuance. Upon any Debt Issuance after the Closing Date, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(e) Equity Issuance. Upon any Equity Issuance (excluding (i) exercise of stock options or purchases of stock by management in an amount not to exceed $5.0 million in the aggregate and (ii) issuances by a Loan Party to another Loan Party) after the Closing Date not constituting a Designated Equity Issuance or a Working Capital Equity Issuance, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Equity Issuance.

(f) Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event, Borrower shall, and shall cause its Subsidiaries (with appropriate adjustments to any intercompany loan account balances), apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h) and (i); provided that subject to Section 2.10(g) and so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall not exceed $5.0 million, Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used to repair, replace or restore any Property the subject of a Casualty Event; or (B) in the event that such Net Cash Proceeds exceed $5.0 million, the Administrative Agent has elected by notice in an Officer’s Certificate to Borrower on or prior to such date to require such proceeds to be used, in each case, to repair, replace or restore any Property in respect of which such Net Cash Proceeds were paid no later than 180 days following the date of receipt of such proceeds (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if the Property subject to such Casualty Event constituted Collateral under the Security Documents, then all Property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(g) In the event that Borrower has delivered an Officers’ Certificate in accordance with Section 2.10(c)(ii) or in accordance with Section 2.10(f), (i) the applicable Net Cash Proceeds shall be applied against the outstanding Revolving Loans, without a permanent reduction in the Commitments, (ii) both a Reserve and a reserve against the Commitments (“Line Reserve”) shall be established (in the amount of the Net Cash Proceeds less, in the case of a Casualty Event, the Net Cash Proceeds attributable to lost or destroyed Inventory) which shall each be released simultaneously with and to the extent of any Loans advanced to the Borrower for the purpose of purchasing assets in accordance with Section 2.10(c)(ii) or 2.10(f), as applicable; provided Borrower submits (with the applicable Borrowing Request) an Officer’s Certificate setting forth the use of proceeds of the requested Loan and confirming that such use is in compliance with Section 2.10(c)(ii) or 2.10(f), as applicable, and (iii) in the event that any part of the reserve and Reserve remain in place at the end of the time period set forth in Section 2.10(c)(ii) or 2.10(f), as applicable, the Commitments shall be permanently reduced by an amount equal to such remaining reserve and, simultaneously with the permanent reduction, the remaining reserve and Reserve shall be released.

(h) Application of Prepayments.

(i) Prior to any optional or mandatory prepayment of Borrowings hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (i) of this Section 2.10(h). All mandatory prepayments shall be applied as follows: first, to Fees and reimbursable expenses of Agents then due and payable pursuant to the Loan Documents; second, to interest then due and payable on Borrower’s Swingline Loan; third, to the principal balance of the Swingline Loan outstanding until the same has been prepaid in full; fourth, to interest then due and payable on Borrower’s Revolving Loans and other amounts due pursuant to Sections 2.12, 2.13 and 2.15; fifth, to the principal balance of the Revolving Loans outstanding until the same has been prepaid in full; sixth, to cash collateralize all LC Exposures plus any accrued and unpaid interest thereon (to be held and applied in accordance with Section 2.18(j) hereof); seventh, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding and, eighth, returned to Borrower or to such party as otherwise required by law. All such mandatory prepayments shall cause a corresponding reduction in the Revolving Commitments of the Lenders in accordance with their applicable Revolving Commitments.

(ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Revolving Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Revolving Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (A) deposited in the Collateral Account and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans (with all interest accruing thereon for the account of Borrower) or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13. Notwithstanding any such deposit in the Collateral Account, interest shall continue to accrue on such Loans until prepayment.

(i) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 4:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any

Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.12 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.

SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower and Administrative Agent and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made to the Administrative Agent for the benefit of to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.02(f), 2.14(d), 2.17(d), 2.18(d) or 11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes.

(a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without set-off, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if Borrower shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Borrower shall indemnify and pay the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Foreign Lender either (i) (A) agrees to furnish either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (or successor form) and (B) agrees (for the benefit of Borrower and the Administrative Agent), to the extent it may lawfully do so at such times, to provide a new Form W-8ECI or Form W-8BEN (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder or (ii) in the case of any such Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (A) agrees to furnish either (a) a “Non-Bank Certificate” in a form acceptable to the Administrative Agent and Borrower and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or (b) an Internal Revenue Form W-8ECI (or successor form), certifying (in each case) to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder and (B) agrees (for the benefit of Borrower and the Administrative Agent) to the extent it may lawfully do so at such times, to provide a new Form W-8BEN or W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder. If any of the forms or other documentation required under this subsection (e) are not delivered as herein required, then the Borrower and the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax; provided that, upon such Lender’s delivery of the appropriate forms, Borrower shall cooperate with such Lender to obtain a refund of any such withheld tax, which refund Borrower shall pay to Lender upon Borrower’s receipt.

(f) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) in the event the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its tax returns or any other information which it deems confidential to Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in had the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes never been paid in the first place.

SECTION 2.16 Mitigation Obligations; Defaulting Lenders; Replacement of Lenders.

(a) Mitigation Obligations. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender (a “Defaulting Lender”) defaults (a “Funding Default”) in its obligation to fund any Loan (a “Defaulted Loan”) in accordance with Section 2.02, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents, (ii) to the extent permitted by applicable law during the Default Period (A) any voluntary prepayment of the Revolving Loans pursuant to Section 2.10 shall, if the Borrower so requests at the time of making such voluntary prepayment and if the Administrative Agent, in its sole discretion, consents thereto, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and if the Administrative Agent does not so elect, the portion attributable to the Defaulting Lender shall be held by Administrative Agent for the benefit of the Defaulting Lender, and as security (along with earnings, if any) for its obligations (y) under this Agreement to the Agents and the Lenders and (z) when all such obligations (contingent and otherwise) have been satisfied, paid to the Borrower, and (B) any mandatory prepayment of the Revolving Loans pursuant to Section 2.10 shall, if the Borrower so requests at the time of making such mandatory prepayments and if the Administrative Agent, in its sole discretion, consents thereto, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that, if the Administrative Agent so elects, Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (B) and if the Administrative Agent does not so elect, the portion attributable to the Defaulting Lender shall be held by Administrative Agent for the benefit of the Defaulting Lender, and as security (along with earnings, if any) for its obligations (y) under this Agreement to the Agents and the Lenders and (z) when all such obligations (contingent and otherwise) have been satisfied, the Borrower, (iii) upon the Administrative Agent providing prior written consent, such Defaulting Lender’s Revolving Commitment and outstanding Loans and such Defaulting Lender’s pro rata share of the LC Disbursements shall be excluded for purposes of calculating the Commitment Fee in respect of any day during any Default Period with respect to such Defaulting Lender, and upon the Administrative Agent providing prior written consent, such Defaulting Lender shall not be entitled to receive any Commitment Fee with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default with respect to such Defaulting Lender and (iv) any portion of the Commitment Fee allocated to the Defaulting Lender shall be held by Administrative Agent for the benefit of the Defaulting Lender and as security (along with earnings, if any) for its obligations owed (y) under this Agreement to the Agent’s and the Lenders and (z) when all such obligations (contingent and otherwise) have been satisfied, paid to the Borrower.

For purposes of this Agreement, “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the date on which Borrower, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

(c) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender or Defaulting Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee selected by Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

SECTION 2.17 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25.0 million or (ii) the sum of the total Revolving Exposures exceeding the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 4:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 5:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing. Swingline Loans shall be made in minimum amounts of $100,000.

(c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 4:00 p.m., New York City time on the date of repayment at the Swingline Lender’s address for notices specified in the Swingline Lender’s Administrative Questionnaire. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.

(d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 4:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for Borrower’s account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be co-applicants with respect to each Letter of Credit issued for the account of or in favor of a Subsidiary). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the Issuing Bank). A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may reasonably require. A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank (i) the Letter of Credit to be amended, renewed or extended; (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day); (iii) the nature of the proposed amendment, renewal or extension; and (iv) such other matters as the Issuing Bank may reasonably require. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25.0 million and (ii) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit, or is to be denominated in a currency other than Dollars; provided that, if the Issuing Bank is not UBS AG, Stamford Branch, no Letter of Credit shall be in an amount less than $10,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (A) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (A) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (B) the Letter of Credit Expiration Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the

Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section 2.18, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time, on such date, then not later than 2:00 p.m., New York City time on (i) the Business Day that Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.17 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The obligation of Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.18 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct or bad faith on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.18(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving

Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.18, then Section 2.06(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.18 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. One or more Lenders may be appointed as additional Issuing Banks in accordance with subsection (k) below. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower and/or Alpha receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower and/or Alpha, as applicable, shall deposit in the LC Collateral Account, in the name of the Collateral Agent and for the benefit of the Secured Parties, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower and/or Alpha described in clause (g) or (h) of Article VIII. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of Borrower and Alpha under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the risk and expense of Borrower and Alpha, as applicable, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.

Moneys in such account shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower and/or Alpha for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower. If Borrower and/or Alpha is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits of such amounts (to the extent not applied as aforesaid) shall, at the written request of Borrower, be returned to Borrower and/or Alpha within three Business Days of such notice if and only if all Events of Default have been cured or waived. If Borrower and/or Alpha is required to provide an amount of such collateral hereunder pursuant to Section 2.10(c), such amount plus any accrued interest or realized profits on account of such amount (to the extent not applied as aforesaid) shall be returned to Borrower or Alpha, as applicable, on a quarterly basis as and to the extent that, after giving effect to such return, Borrower would remain in compliance with Section 2.10(c) and no Default or Event of Default shall have occurred and be continuing.

(k) Additional Issuing Banks. Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

(m) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.19 Determination of Borrowing Base.

(a) Eligible Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by Borrower and each Borrowing Base Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by Borrower to the Collateral Agent and the Administrative Agent shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Collateral Agent and the Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Accounts, in their Permitted Discretion, subject to the approval of the Required Lenders in the case of adjustments, new criteria or changes in the applicable advance rates (due to dilution) which have the effect of making more credit available than would have been available if the standards in effect on the Closing Date had continued to be in effect; provided that changes in advance rates based on dilution (calculated in a manner consistent with the Collateral Agent’s past practices) shall be made in accordance with the following chart:

Dilution Amount	Advance Rate
Less than or equal to 5%	85%
Less than or equal to 6% but greater than 5%	84%
Less than or equal to 7% but greater than 6%	83%
Less than or equal to 8% but greater than 7%	82%
Less than or equal to 9% but greater than 8%	81%
Less than or equal to 10% but greater than 9%	80%
Greater than 10%	Rates below 80% determined by Agents in their reasonable discretion exercised in good faith

Eligible Accounts shall not include any of the following Accounts:

(i) any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a first priority and exclusive (except, with respect to exclusivity, to the extent of Liens permitted under Section 6.2(a) hereof) perfected Lien;

(ii) any Account that is not owned by Borrower or a Borrowing Base Guarantor;

(iii) any Account due from an Account Debtor that is not domiciled in the United States and (if not a natural person) organized under the laws of the United States or

Canada or any political subdivision thereof to the extent such Accounts (to the extent all such foreign Accounts exceed $1.0 million in the aggregate) are not backed by a letter of credit or credit insurance to the extent such insurance has been assigned to the Collateral Agent;

(iv) any Account that is payable in any currency other than Dollars or, with the establishment of appropriate foreign currency reserves established by Collateral Agent, Canadian Dollars;

(v) any Account that does not arise from the sale of goods or the performance of services by such Borrower or Borrowing Base Guarantor in the ordinary course of its business;

(vi) any Account that does not comply with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(vii) any Account (A) upon which either Borrower’s or any Borrowing Base Guarantor’s, as applicable, right to receive payment is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (B) as to which either Borrower or any Borrowing Base Guarantor, as applicable, is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process, (C) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s or Borrowing Base Guarantor’s, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer, or (D) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional except that Accounts arising from sales which are on a cash-on-delivery basis (to the extent such cash-on-delivery is in the ordinary course of business) shall not be deemed ineligible pursuant to this Section 2.19(a)(vii) until 14 days after the shipment of the goods relating thereto;

(viii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account it being understood that the remaining balance of the Account shall be eligible;

(ix) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Collateral Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of Borrower or Borrowing Base Guarantor, as applicable;

(xi) any Account that arises from a sale to any director, officer, other employee or Affiliate of Borrower or any Borrowing Base Guarantor, or to any entity (other than portfolio companies owned by Sponsor to the extent such underlying sale is at arms-length) that has any common officer or director with Borrower or Borrowing Base Guarantor;

(xii) any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(A) any Account not paid within the date that is more than 60 days past due according to its original terms of sale; or

(B) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(C) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; provided that so long as an order exists permitting payment of trade creditors specifically with respect to such account debtor and such account debtor has obtained adequate post-petition financing to pay such Accounts, the Accounts of such Account Debtor shall not be deemed ineligible under the provisions of this clause (C) to the extent the order permitting such financing allows the payment of the applicable Account;

(xiii) any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in Section 2.19(a)(xii);

(xiv) any Account as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (to the extent such materiality relates to the amount owing on such Account);

(xv) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xvi) to the extent such Account exceeds any credit limit established by the Collateral Agent, in its Permitted Discretion, following prior notice of such limit by the Collateral Agent to Borrower provided that the imposition of such credit limit shall not cause any Accounts that are outstanding, at the time of such imposition, to be excluded from Eligible Accounts;

(xvii) any Account on which the Account Debtor is a Governmental Authority, unless Borrower or any Borrowing Base Guarantor, as applicable, has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers.

(b) Eligible Inventory. For purposes of this Agreement, Eligible Inventory shall exclude any Inventory to which any of the exclusionary criteria set forth below applies. The Collateral Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, the Collateral Agent and the Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria with respect to Eligible Inventory, in their Permitted Discretion, subject to the approval of the Required Lenders in the case of adjustments, new criteria, or the elimination of Reserves which have the effect of making more credit available then would have been available if the standards in effect on the Closing Date had continued to be in effect. Eligible Inventory shall not include any Inventory of Borrower or any Borrowing Base Guarantor that:

(i) the Collateral Agent, on behalf of the Secured Parties, does not have a first priority and exclusive (except, with respect to exclusivity, such Liens as permitted by Section 6.02(a) or (g) hereof) perfected Lien upon;

(ii) (A) is stored at a location where the aggregate value of Inventory exceeds $500,000 unless the Collateral Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory Landlord Lien Waiver and Access Agreement has been delivered to the Collateral Agent, or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto or (B) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $500,000 unless either (x) a reasonably satisfactory, acknowledged bailee waiver letter has been received by the Collateral Agent or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto, or (C) is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent where the aggregate value of Inventory exceeds $500,000 unless either (x) a reasonably satisfactory mortgagee waiver has been delivered to the Collateral Agent or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto;

(iii) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Collateral Agent is in place with respect to such Inventory or is in transit (except to the extent purchased under documentary Letters of Credit or in transit between distribution centers);

(iv) is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;

(v) is to be returned to suppliers;

(vi) is obsolete, unsalable, shopworn, seconds, damaged or unfit for sale as determined in the ordinary course of business by the Borrower or any Borrowing Base Guarantor;

(vii) consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(viii) is not of a type held for sale in the ordinary course of Borrower’s or any Borrowing Base Guarantor’s, as applicable, business;

(ix) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(x) consists of Hazardous Material or goods that can be transported or sold only with licenses that are not readily available;

(xi) is not covered by casualty insurance maintained as required by Section 5.04; or

(xii) is subject to any licensing arrangement the effect of which would be to limit the ability of Collateral Agent, or any Person selling the Inventory on behalf of Collateral Agent, to sell such Inventory in enforcement of the Collateral Agent’s Liens, without further consent or payment to the licensor or other Person unless such consent has been obtained.

SECTION 2.20 Increase in Revolving Commitments.

(a) Provided there exists no Default, upon notice to the Administrative Agent, Borrower may from time to time, but not more than two times in any year, request an increase in the Commitments of all Lenders in a minimum amount of no less than $10.0 million or $1.0 million multiples in excess thereof; provided, however, that after giving effect to any such increases, the aggregate Commitments of all Lenders shall not exceed $225.0 million. At the time of sending notice of such request to the Lenders, Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). If requested to respond, each Lender in its sole and absolute discretion shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders do not agree to the full amount of a requested increase, Borrower may then invite a Lender or any Lenders to increase their Commitments or invite additional financial institutions (solely to the extent otherwise permitted by Section 11.04) to become Lenders pursuant to a Joinder Agreement.

(b) If the aggregate Commitments are increased in accordance with this Section 2.20, the Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, Borrower shall deliver to the Administrative Agent (i) an Officers’ Certificate of Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) certifying and attaching the resolutions adopted approving or consenting to such increase and certifying that, before and after giving effect to such increase, the representations and warranties contained in Article III are true and correct in all material respects on and as of the Increase Effective Date (except to the extent that such representation or warranty relates to an earlier date, in which case such representation and warranty in all material respects shall be true on and as of such date) and no Default or Event of Default exists, (ii) a Certificate of a Financial Officer demonstrating pro forma compliance with Section 6.08 after giving effect to such increase, (iii) a legal opinion from Borrower’s counsel in form and substance reasonably satisfactory to Administrative Agent, and (iv) such consents and reaffirmations from third parties and Guarantors, as applicable, as Administrative Agent or Collateral Agent may reasonably request. The Borrower shall deliver new or amended Notes reflecting the increased Commitment of any Lender holding or requesting a Note. The Administrative Agent shall distribute an amended Annex III (which shall be deemed incorporated into this Agreement) to reflect any changes therein resulting from such increase. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.13) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Percentages arising from any nonratable increase in the Commitments under this Section 2.20, provided, that with the consent of each affected Lender (which consent may be verbal) such amount or any portion thereof may be settled on a net basis with each Lender having a new or nonratable increase in its Commitment funding its Pro Rata Percentages of the principal amount of the Loans outstanding on the Increase Effective Date with such amounts applied on behalf of Borrower to reduce the outstanding Revolving Loans of Lenders whose Loans outstanding exceed their revised Pro Rata Percentages of the aggregate Loans outstanding as a result of such increased aggregate Commitments. The Borrower shall pay to each such Lender any amounts required pursuant to Section 2.13 together with interest on such amounts paid as if such Lender received such prepayment directly from Borrower.

(c) This Section 2.20 shall supersede any provisions in Section 11.02 to the contrary.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its Property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by-laws or other organizational documents of any Company or any order of any Governmental Authority, (c) will not violate, result in a default or require any consent or approval under any applicable law or regulation, indenture, agreement or other instrument binding upon any Company or its assets, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any Property of any Company, except Liens created under the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements.

(a) Borrower has heretofore furnished to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower (i) as of and for the fiscal years ended December 31, 2000, 2001 and 2002 audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the six-month period ended June 30, 2003 and for the comparable period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower. Such financial statements have been prepared in accordance with GAAP consistently applied and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of Borrower as of such dates and for such periods. Except as set forth in such financial statements or schedules hereto, as of the Closing Date, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which if unpaid could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Qualifying Subordinated Debt Documents.

(b) Borrower has heretofore delivered to the Lenders Borrower’s (i) unaudited pro forma consolidated balance sheets and statements of income, pro forma EBITDA and other operating data as of and for the twelve-month period ended December 31, 2002, in each case after giving effect to the Transactions as if they had occurred on January 1, 2002 for income statement and such date for balance sheet, and (ii) unaudited pro forma consolidated balance sheets and statements of income as of and for each of the six-month and twelve-month periods ended June 30, 2003 and for the comparable six-month period of the preceding fiscal year, in each case after giving effect to the Transactions as if they had occurred on such date. Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and present fairly on a pro forma basis the estimated consolidated financial position and results of operations of Borrower as of and for such dates, assuming that the Transactions had actually occurred at such dates it being recognized by Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said projections probably will differ from the projected results and that the differences may be material.

(c) Since December 31, 2002 there has been no event, change or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each Company has good title to, or valid leasehold interests in, all its Property material to its business, except for minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purpose. Title to all such Property held by such Company is free and clear of all Liens except for Permitted Liens. The Property of the Companies, taken as a whole, (i) is in normal operating order, condition and repair (ordinary wear and tear and damages by casualty excepted) (except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect) and (ii) constitutes all the Property which is required for the business and operations of the Companies as presently conducted.

(b) Schedule 3.05(b) contains a true and complete list of each interest in Real Property owned by any Company as of the date hereof and describes the type of interest therein held by such Company. Schedule 3.05(b) contains a true and complete list of each Real Property leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

(c) Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim (except for such claims and infringements that would not reasonably be expected to result in a Material Adverse Effect). The use of such Intellectual Property by each Loan Party does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) (i) No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of the Property and (ii) no Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 3.06 Equity Interests and Subsidiaries.

(a) Schedule 3.06(a) sets forth a list of (i) all the Companies and their jurisdiction of organization as of the Closing Date and (ii) the number of shares of each class of its Equity Interests authorized, and the number outstanding (and the record holder of such Equity Interests), on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Subsidiary are duly and validly issued and are fully paid and non-assessable and, except with respect to Borrower, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other Persons, except the security interest created by the Security Agreement (other than Liens to the extent permitted under Section 6.02(a) hereof), and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or Property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b) No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

SECTION 3.07 Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, Property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for matters covered by Section 3.17, no Company or any of its Property is in violation of, nor will the continued operation of their Property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Real Property or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Agreements.

(a) No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its Property are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 3.08(c) accurately and completely lists all material agreements (other than leases of Real Property set forth on Schedule 3.05(b)) to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto.

SECTION 3.09 Federal Reserve Regulations.

(a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.10 Investment Company Act; Public Utility Holding Company Act. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.11 Use of Proceeds. Borrower will use the proceeds of the Revolving Loans on and after the Closing Date for working capital and general corporate purposes (including to effect the Acquisition and Permitted Acquisitions); provided that not more than $92.0 million of the Revolving Loans shall be used to finance the Acquisition and the Refinancing, and to pay fees, commissions and expenses in connection therewith.)

SECTION 3.12 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material, state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and has (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company shall have set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, have a Material Adverse Effect; provided that any such contest of Taxes with respect to Collateral shall also satisfy the Contested Collateral Lien Conditions. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.13 No Material Misstatements. None of any information (whether oral or written), report, financial statement, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (including the Confidential Information Memorandum) contained, contains or will contain any material misstatement of fact or omission, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.14 Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, taking into account rights of contribution against or reimbursement from other Loan Parties, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be generally able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.16 Employee Benefit Plans. Each Company is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or the imposition of a Lien on any of the assets of a Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1.0 million the fair market value of the assets of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17 Environmental Matters.

(a) Except as set forth in Schedule 3.17 or except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and Real Property are and in the last six years have been in compliance with Environmental Law;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their assets, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability of the Companies under Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the real property currently or, to the actual knowledge of the Companies, formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and to the actual knowledge of the Companies there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v) No Person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.17 or as could not reasonably be expected to result in a Material Adverse Effect:

(i) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no real property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum;

(iii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or assets of the Companies;

(iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Environmental Law; and

(v) The Companies have made available to Lenders all material reports and assessments in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law including, without limitation, those concerning the existence of Hazardous Material at real property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. Each Company has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19 Security Documents.

(a) The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Lien created by the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than the Intellectual Property (as defined in the Security Agreement) to the extent the UCC is not applicable to perfection and priority of such Intellectual Property), in each case subject to no Liens other than Permitted Liens.

(b) When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Lien created by such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in such Security Agreement), in each case subject to no Liens other than Permitted Liens.

(c) To the extent any Mortgage is duly executed and delivered after the Closing Date by the relevant Loan Party, such Mortgage will be effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on and security interest in all of the Loan Parties’ right, title and interest in and to the Mortgaged Real Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Real Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens reasonably acceptable to Administrative Agent.

(d) Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.20 Acquisition Documents; Representations and Warranties in Agreement.

(a) The Lenders have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date.

(b) All representations and warranties of each Company set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

SECTION 3.21 Location of Material Inventory. Schedule 3.21 sets forth all locations in the United States where the aggregate value of Inventory owned by the Loan Parties exceeds $500,000.

SECTION 3.22 Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein (or of which Borrower has hereafter been notified by Collateral Agent under Section 2.19) to be an Eligible Account and an item of Eligible Inventory, respectively.

SECTION 3.23 Post-Audit Asset Dispositions. As of the Closing Date, Borrower and its Subsidiaries have not disposed of assets (other than Inventory sold in the ordinary course of their business) which are set forth in the Inventory Appraisal and which have an aggregate fair market value of more than $500,000.

SECTION 3.24 Supply Agreements. As of the Closing Date and except as set forth on Schedule 3.24 hereof, Borrower and its Subsidiaries have no written licensing or supply contracts with their Inventory and raw materials suppliers.

ARTICLE IV.

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents, including this Agreement, the Security Agreement, each Mortgage, the Perfection Certificate and each other applicable Loan Document.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other constitutive documents, including all amendments thereto certified as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause (i)); and

(ii) a long form certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the Chief Executive Officer and the Chief Financial Officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.01 and paragraphs (b), (c), the second sentence of (d), and (e) of Section 4.02.

(d) Financings and Other Transactions, Etc.

(i) The Arranger shall be reasonably satisfied with the form and substance of the Transaction Documents (including fairness opinions, employment agreements, indemnity agreements and comfort letters, if any, related to the Acquisition), the total debt financing requirements for the Transaction shall not exceed $360.0 million and the Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with (i) the terms hereof and (ii) the terms of the Transaction Documents (and without the waiver or amendment of any such terms not approved by the Arranger) and Borrower shall have delivered copies of executed Acquisition Documents, certified by Borrower’s Chief Financial Officer as current.

(ii) Borrower shall have received not less than $175.0 million from the issuance and sale of the Qualified Senior Notes and the Qualified Senior Note Agreement shall be in form and substance reasonably satisfactory to the Lenders and copies of executed Qualified Senior Debt Documents shall be certified by Borrower’s Chief Financial Officer as current.

(iii) Borrower shall have received at least $74.0 million from the Equity Financing, the terms and documentation of the Equity Financing shall be in form and substance reasonably satisfactory to the Arranger and shall provide that no payments or other distributions of cash in respect thereof, and no purchases, redemptions or other acquisitions thereof for cash or Property, may occur prior to the payment in full of all obligations under this Agreement and the Qualified Senior Notes and the purchasers of the equity in the Equity Financing shall be reasonably acceptable to the Administrative Agent.

(iv) The Lenders shall be satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the

Companies without giving effect to the Equity Financing and as of the Closing Date, the Permitted Holders and other shareholders of Borrower shall have no less than $30.6 million in equity invested in Borrower.

(v) The Refinancing shall have been consummated in full to the reasonable satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter with respect to all debt being refinanced in the Refinancing and an unconditional agreement to promptly terminate all Liens upon such Refinancing.

(e) Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 with the SAS 100 review performed by an independent auditor acceptable to the Administrative Agent and with the forecasts of the Borrowing Base, Excess Availability, Borrower’s Excess Availability and the financial performance of Borrower, the Acquired Business and their respective Subsidiaries for the five-year period following the Closing Date (including a detailed monthly forecast for no less than the period ended December 31, 2004). All pro forma financial statements described in Section 3.04 shall have been prepared on a basis consistent with pro forma financial statements set forth in a 144-A offering memorandum.

(f) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness for borrowed money, preferred stock or minority interests other than (i) the Loans and extensions of credit hereunder, (ii) the Qualified Senior Notes, (iii) up to $5.0 million of Capital Lease Obligations and the other Indebtedness listed on Schedule 6.01(b), and (iv) Indebtedness owed to Borrower or any Guarantor.

(g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, (i) a favorable written opinion of Kirkland & Ellis and Michigan local counsel, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit K (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and (ii) a copy of each legal opinion delivered under the other Transaction Documents authorizing the Agents, Lenders and the Issuing Bank to rely thereon as if such opinion were addressed to them.

(h) Solvency Certificates. The Administrative Agent shall have received a solvency certificate in the form of Exhibit M, dated the Closing Date and signed by the Chief Financial Officer of Borrower or Howard Morof.

(i) Requirements of Law. The Lenders shall be satisfied that the Transactions shall be in full compliance with all material Requirements of Law, including without limitation Regulations T, U and X of the Board.

(j) Consents. The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Borrower and the Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(l) Sources and Uses. The sources and uses of the Loans shall be as set forth in Section 3.11 and shall be in form and substance acceptable to the Lenders.

(m) Fees. The Arranger, Collateral Agent and Administrative Agent shall have received all Fees and other invoiced amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and expenses of Latham & Watkins, LLP, special counsel to the Agents, and the fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(n) Personal Property Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Pledged Equity Interests and the Pledged Notes (each as defined in the Security Agreement) accompanied by instruments of transfer and stock powers endorsed in blank shall have been delivered to the Collateral Agent;

(ii) all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by Section 3.3 of the Security Agreement);

(iii) UCC Financing Statements in appropriate form for filing under the UCC, filings with the United States Patent, Trademark and Copyright offices and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents; and

(iv) certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any

Loan Party as debtor and that are filed in those state and county jurisdictions in which any Property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than those relating to Liens acceptable to the Collateral Agent and Permitted Liens).

(o) Real Property Requirements. The Collateral Agent shall have received:

(i) a Mortgage encumbering each Mortgaged Real Property in favor of Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Real Property, and otherwise in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such UCC-1 Financing Statements, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction;

(ii) with respect to each Mortgaged Real Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Real Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Real Property;

(iii) with respect to each Mortgage, a policy (or commitment to issue a policy) of title insurance insuring (or committing to insure) the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Real Property and fixtures described therein in the amount equal to 107% of the fair market value of such Mortgaged Real Property which policies (or commitments) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement (if available under applicable law) (i.e., policies which insure against losses regardless of location or allocated value of the insured Property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel or other professionals reasonably acceptable to the Collateral Agent to the extent that such opinions can be obtained at a cost which is reasonable with respect to the value of the Mortgaged Real Property subject to such Mortgage) as shall be reasonably requested by the Collateral Agent (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions reasonably acceptable to the Collateral Agent;

(iv) with respect to each Mortgaged Real Property, such reasonable and customary affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies (or commitment) and endorsements contemplated in subparagraph (iii) above;

(v) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to subparagraph (iii) above;

(vi) with respect to each Real Property or Mortgaged Real Property, copies of all Leases in which Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Real Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Real Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Collateral Agent;

(vii) with respect to each Mortgaged Real Property, Borrower and each Subsidiary shall have made all notification, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Real Property; and

(viii) Surveys with respect to each Mortgaged Real Property.

(p) Insurance. The Administrative Agent shall have received a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(q) Borrowing Base Certificate. The Collateral Agent and the Administrative Agent shall have received a Borrowing Base Certificate, dated as of the Closing Date.

(r) Take-Over Audit. Within five (5) days prior to the Closing Date, the Collateral Agent’s staff shall have conducted a supplemental “take-over audit” which supports and confirms (A) the calculation of the initial Borrowing Base, Borrower’s Excess Availability and Excess Availability, (B) no material change in the procedures since the delivery of the Inventory Appraisal, (C) no material change in sales, Inventory turn or the level of Inventory since the delivery of the Appraisal and (D) the accuracy of all representations and warranties set forth herein.

(s) Cash Management. The Collateral Agent and the Administrative Agent shall have reviewed and approved the Companies’ cash management system and shall have received executed blocked account agreements (from all of the financial institutions where the Loan Parties maintain bank accounts) evidencing Collateral Agent’s complete dominion and control over all funds maintained in such accounts (except with respect to payroll accounts and trust accounts and local cash accounts which individually do not at any time contain funds in excess of $15,000 and, together with all other such local cash accounts, do not exceed $150,000 in the aggregate).

(t) Excess Availability. Following the initial Borrowings on the Closing Date, (i) Excess Availability shall not be less than $35.0 million and (ii) Borrower’s Excess Availability shall not be less than $10.0 million.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.17(b).

(b) No Default. The Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after such Credit Extension, no Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

(e) Borrowing Base. After giving effect to the proposed Credit Extension, Borrower shall have Excess Availability and Borrower’s Excess Availability equal to or greater than $0.

Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.08) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnity obligations to the extent no claim giving rise thereto has been asserted) and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements and Non-Collateral Reports, etc. In the case of Borrower, furnish to the Administrative Agent and each Lender:

(a) Annual Reports. Within 90 days after the end of each fiscal year (i) the consolidated balance sheet of Borrower (or, in the case of a Future Holding Company, the Future Holding Company) as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out the results of the Borrower, each Borrowing Base Guarantor and the aggregate results of all Subsidiaries), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent or one of the “Big 3” accounting firms (which opinion shall not be qualified as to (A) scope or going concern, or (B) any other qualification unless such qualification is reasonably acceptable to the Administrative Agent), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows (on a consolidated basis) and changes in stockholders’ equity of the Consolidated Companies as of the end of and for such fiscal year in accordance with GAAP and (ii) as delivered in Borrower’s 10-K filings (or such disclosures that would be required if Borrower was required to file such reports);

(b) Quarterly Reports. Within 45 (or, for the fiscal quarter ending September 30, 2003, 60) days after the end of each of the first three fiscal quarters of each fiscal year (i) the consolidated balance sheet of Borrower (or, in the case of a Future Holding Company, the Future Holding Company) as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods (except with respect to the deliveries during the first fiscal year following the Closing Date) in the previous fiscal year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and the Subsidiaries), all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows (on a consolidated basis) of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes and (ii) as delivered in Borrower’s 10-Q filings (or such disclosures that would be required if Borrower was required to file such reports);

(c) Monthly Reports. Within 30 (or, for the months ending October 31, 2003 and November 30, 2003, 45) days after the end of the first two months of each fiscal quarter, (i) the consolidated statements of income and cash flows of Borrower (or, in the case of a Future Holding Company, the Future Holding Company) for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods (except with respect to the deliveries during the first fiscal year following the Closing Date) in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidating basis, the results of operations and cash flows of each division for such month and for the then elapsed portion of the fiscal year, as compared to its results of operations and cash flows for the comparable periods in the previous fiscal year and its budgeted results of operations and cash flows;

(d) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under paragraphs (a), (b) or (c) above, a certificate of a Financial Officer of Borrower certifying that (A) no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) the financial statements delivered in clauses (a), (b) and (c) above have been prepared in accordance with GAAP consistently applied; (ii) concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a Compliance Certificate; and (iii) in the case of paragraph (a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of any Future Holding Company, Borrower and its Subsidiaries, which audit was conducted in accordance with GAAS, such accounting firm obtained no knowledge that any Event of Default, solely relating to financial covenants pursuant to Section 6.08 has occurred or, if in the opinion of such accounting firm such an Event of Default has occurred, specifying the nature and extent thereof;

(e) Public Reports. Promptly after the same become publicly available, copies of all reports delivered to the note holders as required by the Qualified Senior Notes and all other material periodic and other reports and proxy statements filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Qualified Senior Notes (or any other bondholders) pursuant to the terms of the documentation governing such Qualified Senior Notes (or any trustee, agent or other representative therefor), as the case may be;

(f) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s responses thereto;

(g) Budgets. No later than 45 days after the first day of each fiscal year of Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income by Borrower’s business units and sources and uses of cash and balance sheets and line items for budgeted Borrowing Base levels and credit utilization) prepared by Borrower for (i) each fiscal month of such fiscal year prepared in detail and (ii) each year through the Revolving Maturity Date, prepared in summary form, in each case, of any Future Holding Company, Borrower and its Subsidiaries, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower has been prepared in good faith and subject to the assumptions set forth therein (which assumptions are believed by the Borrower to be reasonable);

(h) “Sales by SKU” Report. Within 30 days following the last day of each quarter, the Borrower shall deliver to the Collateral Agent, with a copy to the Administrative Agent, a “Sales by SKU” report, in a form reasonably acceptable to the Collateral Agent.

(i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any known threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company, to its knowledge, any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of a Casualty Event involving property with a value in excess of $2.0 million and will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents;

(e) the occurrence of any other event which could materially decrease the value of the Collateral; and

(f) any threatened indictment by any Governmental Authority of any Loan Party, as to which any Loan Party receives knowledge or notice, under any criminal or civil proceedings against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $10.0 million or (ii) any other Property of any Loan Party which is necessary or material to the conduct of its business.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all material Leases and Transaction Documents and material contracts and agreements (whether written or oral in all material respects); and at all times maintain and preserve all Property material to the conduct of such business and keep such Property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of assets, consolidations or mergers by or involving any Company in accordance with Section 6.05; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, tradenames, copyrights or patents that such Person reasonably determines are not useful to its business.

SECTION 5.04 Insurance.

(a) Keep its insurable Property adequately insured at all times by financially sound and reputable insurers (provided that Borrower shall not be deemed to breach this provision if, after its insurer becomes unsound or irreputable, Borrower promptly and diligently obtains adequate insurance from an alternative carrier); maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or Property damage occurring upon, in, about or in connection with the use of any Property owned, occupied or controlled by it; and maintain such other insurance as may be required by law; and, with respect to the Collateral, otherwise maintain all insurance coverage required under each applicable Security Document, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent, it being agreed that the levels of insurance in place on the Closing Date, absent a material change in the Property of the Loan Parties, shall be satisfactory to the Administrative Agent and the Collateral Agent so long as appropriate steps are taken to assure that such insurance coverage is also obtained for any future Subsidiaries.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance) or loss payee (in the case of casualty insurance), as applicable, and (iii) if reasonably requested by the Collateral Agent, include a breach of warranty clause.

(c) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d) Obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any real property covered by a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1975, as amended from time to time.

(e) Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request (absent the occurrence and continuation of an Event of Default, no more than one time in any fiscal year).

SECTION 5.05 Obligations and Taxes.

(a) Discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a

Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and, in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions.

(b) Timely and correctly file all material Tax Returns required to be filed by it.

SECTION 5.06 Employee Benefits. (a) With respect to each Plan, comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (i) as soon as reasonably possible after, and in any event within 20 days after any Responsible Officer of the Companies or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (ii) upon request by the Administrative Agent, copies of: (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company with the Internal Revenue Service with respect to each Plan; (B) the most recent actuarial valuation report for each Plan; (C) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (D) such other documents or governmental reports or filings relating to any Plan maintained by the Companies (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books and records and accounts in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law are made of all material dealings and transactions in relation to its business and activities. Keep proper records of intercompany accounts (including, without limitation, the Borrowing Base Guarantor Intercompany Loan Account) with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by Borrower from swept deposit accounts of the other Companies). Each Company will permit any representatives designated by the Administrative Agent or any Lender desiring to accompany the representatives of Administrative Agent to visit and inspect the financial records and the Property of such Company at reasonable times during normal business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender desiring to accompany the representatives of Administrative Agent to discuss the affairs, finances and condition of any Company with the officers thereof and independent accountants therefor; provided, however, that (x) no more than two such audits and inspections shall occur during any fiscal year unless an Event of Default has occurred and is continuing, and (y) a representative of the Borrower shall be given the opportunity to be present for any communication with the independent accountants.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.11.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct any Response required pursuant to Environmental Laws, in each case where failure to do so would reasonably be expected to results in a Material Adverse Effect; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 3.17 or Section 5.09(a) shall have occurred and be continuing for more than 30 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent or Collateral Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such default, including where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and in the form and substance reasonably acceptable to the Administrative Agent and Collateral Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10 Future Holding Company. In the event that Sponsor desires to create a Future Holding Company to own directly 100% of the capital stock of the Borrower, Sponsor shall cause the Future Holding Company to, simultaneous with the transfer of the capital stock of Borrower to the Future Holding Company, (a) execute a Joinder Agreement or such comparable documentation and a joinder agreement to the Security Agreement in the form annexed thereto which is in form and substance reasonably satisfactory to the Administrative Agent, (b) take all actions necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements under the UCC in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent, (c) deliver to the Collateral Agent the certificates representing 100% of the capital stock of Borrower, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the Future Holding Company, and (iv) deliver to the Collateral Agent such legal opinions, certificates and other documents as are reasonably requested by the Collateral Agent.

SECTION 5.11 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.11, with respect to any Property acquired after the Closing Date by Borrower or any other Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Property described in paragraph (b) of this subsection) promptly (and in any event within 30 days after the acquisition thereof provided Collateral Agent has provided all joinder agreements to the applicable Security Documents necessary for the Loan Parties to comply herewith): (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on such Property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or Collateral Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties or assets.

(b) With respect to any Person that is or becomes a Wholly Owned Subsidiary (other than any Foreign Subsidiary that is not a direct Subsidiary of a Loan Party) promptly (and in any event within 30 days after such Person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing the Equity Interests of such Subsidiary (provided that with respect to any first-tier Foreign Subsidiary of Borrower or a Subsidiary organized in a State of the United States, in no event shall more than 66% of the Equity Interests of any Foreign Subsidiary be subject to any Lien or pledged under any Security Document if such pledge would have an adverse tax impact on Borrower (determined at the reasonable discretion of the Administrative Agent)), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary’s parent, as the case may be, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Subsidiary, and (ii) cause such new material Subsidiary (other than any Foreign Subsidiary if such pledge would have an adverse tax impact on Borrower (determined at the reasonable discretion of the Administrative Agent)) (A) to execute a Joinder Agreement or such comparable documentation and a joinder agreement to the Security Agreement in the form annexed thereto which is in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c) If at any time any two or more Wholly-Owned Subsidiaries in the aggregate (other than any Foreign Subsidiary of Borrower that is not a “first-tier” Foreign Subsidiary) not otherwise subject to Section 5.11(b) have assets having either a book value or fair market value in excess of $10.0 million, then Borrower shall, and shall cause one or more of such Subsidiaries to, comply with Section 5.11(b) within the time frames set forth in such subsection so that no two or more such Subsidiaries in the aggregate hold assets having either a book value or fair market value in excess of $10.0 million.

(d) Each Loan Party will promptly grant to the Collateral Agent, within 60 days of the acquisition thereof, a security interest in and Mortgage Lien on each owned parcel of or, at Collateral Agent’s request in its reasonable discretion, leased Real Property of such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $1.0 million, as additional security for the Obligations (unless the subject Property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Liens reasonably acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, without limitation, a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

SECTION 5.12 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Prior Liens and subject to no other Liens except as permitted by the applicable Security Document, or use commercially reasonable efforts to obtain any consents, including, without limitation, landlord or similar lien waivers and consents, as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or the Lenders may be so required to obtain. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent and Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.13 Information Regarding Collateral.

(a) Furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or (v) in any Loan Party’s jurisdiction of organization. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, deliver to the Administrative Agent and the Collateral Agent a certificate of a Financial Officer and the chief legal officer of Borrower (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.13(b) and (ii) certifying that the Borrower and its Subsidiary have not taken any actions (and are not aware of any actions so taken) to terminate any UCC Financing Statements or other filings on record to perfect the security interests and Liens under the Security Documents.

SECTION 5.14 Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule.

SECTION 5.15 Borrowing Base-Related Reports. The Borrower shall deliver or cause to be delivered (at the expense of Borrower) to the Collateral Agent and the Administrative Agent the following:

(a) in no event less frequently than ten (10) days after the end of each month for the month most recently ended, unless Borrower elects to so deliver more frequently (provided that Borrower has delivered to Collateral Agent a roll forward calculation of the Borrowing Base, Borrower’s Borrowing Base, Excess Availability and Borrower’s Excess Availability from the time period covered by the delivery of the monthly Borrowing Base Certificate), a Borrowing Base Certificate from Borrower accompanied by a calculation of (i) Borrower’s and its Subsidiaries’ marked-to-market exposure under each Hedge Agreement and (ii) the amount applicable to payables and held checks referenced in clauses (d) and (e) in the definition of Excess Availability and Borrower’s Excess Availability, together with such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment;

(b) upon request by the Collateral Agent where a Borrowing Base is delivered more frequently then required under Section 5.15(a), and in no event less frequently than 10 days after the end of (i) each month, a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment and (ii) each month, a summary of Inventory by location and type accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment (in each case, together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date);

(c) on the date any Borrowing Base Certificate is delivered pursuant to Section 5.15(a) (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), (i) a copy of the ledger registering the Borrowing Base Guarantor Intercompany Loan Account as of the date of the Borrowing Base Certificate and (ii) a collateral report with respect to the Loan Parties, including all additions and reductions (cash and non-cash) with respect to intercompany loan accounts of Borrower and Borrowing Base Guarantors, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment;

(d) at the time of delivery of each of the financial statements delivered pursuant to Sections 5.01(a) and (b), a reconciliation of the Accounts trial balance and quarter-end Inventory reports of Borrower and Borrowing Base Guarantors to the general ledger of such Loan Party, in each case, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its reasonable credit judgment; and

(e) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as the Collateral Agent shall from time to time request in its reasonable credit judgment.

The delivery of each certificate and report or any other information delivered pursuant to this Section 5.15 shall constitute a representation and warranty by Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date. Upon receipt of the Borrowing Base Certificate, Collateral Agent shall distribute such Borrowing Base Certificate to the Lenders.

SECTION 5.16 Borrowing Base Verification; Inventory Appraisals. Any of the Administrative Agent’s and Collateral Agent’s officers, employees or agents shall have the right, at any time or times, in the name of the Administrative Agent or Collateral Agent, as applicable, any designee of the Administrative Agent, Collateral Agent or Borrower, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise and to conduct field audits of the financial affairs and Collateral of the Loan Parties. Borrower shall cooperate fully with the

Administrative Agent and Collateral Agent in an effort to facilitate and promptly conclude any such verification process. The Loan Parties shall cooperate fully with the Collateral Agent and its agents during all Collateral field audits and Inventory Appraisals which shall be at the expense of Borrower and shall be conducted semi-annually or, following the occurrence and during the continuation of an Event of Default, more frequently at Collateral Agent’s reasonable request.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnity obligations to the extent no claim giving rise thereto has been asserted or is reasonably anticipated by the Administrative Agent) have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b) (i) Indebtedness actually outstanding on the Closing Date and listed on Schedule 6.01(b) or (ii) refinancings or renewals thereof (other than refinancings funded with intercompany advances); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, not materially less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced, and (iii) the Qualified Senior Notes (including any notes issued in exchange therefore in accordance with the registration rights document entered into in connection with the issuance of the Qualified Senior Notes);

(c) Indebtedness of any Company under Interest Rate Protection Agreements entered into in order to fix the effective rate of interest on the Loans and such other non-speculative Interest Rate Protection Agreements which may be entered into from time to time by any Company and which such Company in good faith believes will provide protection against fluctuations in interest rates with respect to floating rate Indebtedness then outstanding, and permitted to remain outstanding, pursuant to the other provisions of this Section 6.01;

(d) Indebtedness under Hedging Agreements (other than Interest Rate Protection Agreements) entered into from time to time by any Company in accordance with Section 6.04(d);

(e) to the extent recorded in the Companies’ intercompany account ledgers, intercompany Indebtedness of the Companies outstanding to the extent permitted by Sections 6.04(e) and (h);

(f) Indebtedness of the Borrower and its Subsidiaries organized in a State within the United States in respect of Purchase Money Obligations and Capital Lease Obligations and refinancings or renewals thereof (other than refinancings funded with intercompany advances), in an aggregate amount not to exceed $10.0 million at any time outstanding;

(g) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by a Company in the ordinary course of its business;

(h) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under Section 6.01;

(i) unsecured (or secured solely with cash collateral) letters of credit and related bankers’ acceptances obtained in the ordinary course of Borrower’s business and in an amount less than $10,000 with respect to each such letter of credit and $500,000 in the aggregate at any time outstanding;

(j) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.05;

(k) Indebtedness of the target of a Permitted Acquisition or the purchase of other property with Indebtedness which was assumed by the Loan Party at the time of such purchase and that was outstanding on the date of such Permitted Acquisition or purchased property (or Indebtedness assumed at the time of a Permitted Acquisition or purchased property of any asset securing such Indebtedness) in an amount not to exceed $15.0 million in the aggregate; provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or purchased property;

(l) Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem equity interests (or option or warrants or similar instruments) of a Loan Party provided such Indebtedness is subordinated to the Obligations in form and substance reasonably acceptable to Administrative Agent and Collateral Agent;

(m) Indebtedness consisting of incentive, non-compete, consulting, deferred compensation, or other similar arrangements entered in the ordinary course of business and not to exceed $10.0 million in the aggregate at any time;

(n) Indebtedness in respect of netting services and overdraft protections in connection with deposit accounts, in each case in the ordinary course of business;

(o) Indebtedness owing by Borrower to Sponsor or its Affiliates and/or other stockholders of Borrower so long as all principal, interest, fees, charges and other amounts of such Indebtedness are not due or paid in cash prior to the date six months following the indefeasible payment in full in cash of all Obligations and the termination of all Commitments and such Indebtedness is subordinated (including complete and absolute standstill and payment blockage rights) on terms reasonably satisfactory to the Administrative Agent and provided such Indebtedness is not guaranteed by any Subsidiary or any Future Holding Company;

(p) So long as, in the case of intercompany Indebtedness owing by Foreign Subsidiaries, each of the Excess Availability Requirements are satisfied immediately prior to and upon giving effect to any proposed incurrence of such Indebtedness, Indebtedness owing by Foreign Subsidiaries; provided, that such Indebtedness (including intercompany Indebtedness), together with any Investments permitted under Section 6.04(q) (but excluding amounts of Net Cash Proceeds of any Designated Equity Issuances actually used for such purposes), shall not exceed $10.0 million outstanding at any time and shall not be guaranteed by any Loan Party;

(q) Indebtedness incurred at the time of a Permitted Acquisition which meets the following requirements (“Junior Permitted Acquisition Indebtedness”) (i) the proceeds of such Indebtedness are used to finance such Permitted Acquisition, (ii) any such Indebtedness shall contain terms and conditions reasonably acceptable to the Administrative Agent (including, without limitation, (A) a maturity date no sooner than six months following the Revolving Maturity Date, (B) terms that are no more restrictive than the terms set forth in the Agreement and (C) no maintenance financial covenants), (iii) such Indebtedness shall not be issued or guaranteed by any Loan Party except the Borrower or any Future Holding Company and (iv) the holders of such Indebtedness shall enter into a subordination agreement with the Collateral Agent containing terms and conditions (including, without limitation, standstill and blockage rights) reasonably acceptable to the Administrative Agent and the Collateral Agent; and

(r) other unsecured Indebtedness of any Company not to exceed $10.0 million in the aggregate principal amount at any time outstanding ($5.0 million of such unsecured Indebtedness may be of the type covered by clauses (a) through (q) above).

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any Property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions.

(b) Liens in respect of Property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which do not pertain to Indebtedness that is due and payable or which pertain to Liens that are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions.

(c) Liens in existence on the Closing Date and set forth on Schedule 6.02(c); provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any Property other than the Property subject thereto on the Closing Date;

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property and (iii) individually or in the aggregate materially interfering with the conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any Property subject to such Liens) does not exceed $5.0 million at any time outstanding;

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (w) with respect to clauses (i), (ii) and (iii) hereof, such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien, (x) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any Property other than cash and Cash Equivalents which have been deposited with such lienholder or has otherwise been subordinated to the Liens securing the Obligations hereunder pursuant to a Landlord Lien Waiver and Access Agreement, (y) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (z) the aggregate amount of deposits at any time pursuant to clause (ii) and clause (iii) shall not exceed $500,000 in the aggregate;

(g) Leases or subleases with respect to the assets or properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the Property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i) Liens arising pursuant to Purchase Money Obligations or Capital Lease Obligations incurred pursuant to Section 6.01(f); provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost of the Property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the Property being financed pursuant to such Purchase Money Obligations or Capital Lease Obligations and do not encumber any other Property of any Company;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on Property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Company (and not created in anticipation or contemplation thereof) so long as such merger or acquisition is permitted pursuant to Section 6.05; provided that such Liens do not extend to Property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than the existing Lien;

(l) Liens granted pursuant to the Security Documents;

(m) licenses or sublicenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Company;

(n) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(o) Liens securing reimbursement obligations in respect of (i) documentary letters of credit (to the extent permitted under Section 6.01(i) hereof) or (ii) bankers’ acceptances not to exceed $500,000 in the aggregate at any time, in each case entered into in the ordinary course of the Borrower’s and its Subsidiaries’ business; provided that such Liens attach only to the documents, the goods covered thereby and the proceeds thereof;

(p) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods to the extent required by law;

(q) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(r) Liens deemed to exist in connection with set-off rights in the ordinary course of Borrower’s and its Subsidiaries’ business;

(s) replacement, extension or renewal of any Lien permitted herein in the same property previously subject thereto provided the underlying Indebtedness is permitted to be replaced, extended and renewed under Section 6.01(b);

(t) Liens encumbering the assets of Foreign Subsidiaries in connection with Indebtedness permitted under Section 6.01(p) so long as such Liens encumber assets located in jurisdictions outside of the United States;

(u) other Liens (not of a type set forth in clauses (a) through (t) above or clause (v) below) incurred in the ordinary course of business of any Company with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $5.0 million at any time outstanding; and

(v) the filing of financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

provided, however, that no Liens (other than Liens permitted under Section 6.02(a)(ii)) shall be permitted to exist, directly or indirectly, on any Pledged Equity Interests or Pledged Notes (each as defined in the Security Agreement).

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless (a) (i) the sale of such Property is permitted by Section 6.05 and (ii) any Liens arising in connection with its use of such Property are permitted by Section 6.02 or (b) in an amount not to exceed $7.5 million in the aggregate.

SECTION 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments for collection in the ordinary course of business, (iv) make lease, utility and other similar deposits in the ordinary course of business or (v) make prepayments and deposits to suppliers in the ordinary course of business;

(d) Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 6.01(c) and may enter into and perform its obligations under Hedging Agreements entered into in the ordinary course of business and so long as any such Hedging Agreement is not speculative in nature and is (i) (A) related to income derived from foreign operations of any Company or otherwise related to purchases permitted hereunder from foreign suppliers or (B) entered into to protect such Companies against fluctuations in the prices of raw materials used in their businesses and (ii) permitted by Section 6.01(d);

(e) any Loan Party and Foreign Subsidiaries may make intercompany loans and advances to any Loan Party that is a Wholly-Owned Subsidiary; provided that such loan shall simultaneously be recorded on such Loan Party’s ledgers as an intercompany loan, evidenced by a promissory note and shall be pledged (and delivered) by such Loan Party that is the lender of such intercompany loan as Collateral pursuant to the Security Agreement, provided further that (i) no Loan Party may make loans to any Foreign Subsidiary pursuant to this paragraph (e) unless permitted under Section 6.01(p) and (ii) any loans made pursuant to this paragraph (e) shall be subordinated to the obligations of the Loan Parties pursuant to an intercompany note in substantially the form of Exhibit L and may only be repaid in accordance with Section 6.07(b);

(f) Borrower and the Subsidiaries may make loans and advances (including payroll, travel and entertainment related advances) in the ordinary course of business to their respective employees (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act) so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $100,000;

(g) Borrower and the Subsidiaries may sell or transfer amounts and acquire assets to the extent permitted by Section 6.05;

(h) Borrower may establish (i) Wholly Owned Subsidiaries to the extent permitted by Section 6.12 and (ii) so long as each of the Excess Availability Requirements are satisfied immediately prior to and upon giving effect to such Investment, non-Wholly Owned Subsidiaries and/or joint ventures to the extent that Investments in such non-Wholly Owned Subsidiaries and/or joint ventures shall not exceed $10.0 million at any time outstanding (plus the amount of any Net Cash Proceeds of any Designated Equity Issuance actually used for such purpose), after taking into account amounts returned in cash (including upon disposition);

(i) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and

(j) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.05;

(k) to the extent permitted by applicable law, Borrower may accept notes from officers and employees in exchange for Equity Interests of Borrower purchased by such officers or employees pursuant to a stock ownership or purchase plan or compensation plan or in connection with compensation of such Loan Party so long as such notes are pledged (and delivered) to the Collateral Agent pursuant to the Security Agreement;

(l) earnest money required in connection with and to the extent permitted by Permitted Acquisitions;

(m) Loan Parties may make guarantees permitted under Section 6.01;

(n) Loan Parties may hold Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04 hereof;

(o) Investments in deposit accounts opened in the ordinary course of business provided such deposit accounts are subject to deposit account control agreements if required hereunder;

(p) Loan Parties may capitalize or forgive any Indebtedness owed to it by other Loan Parties (except that Borrower shall not forgive intercompany loans made to any other Loan Party);

(q) So long as each of the Excess Availability Requirements are satisfied immediately prior to and upon giving effect to such proposed Investment, Investments in Foreign Subsidiaries; provided that such Investments, together with any Indebtedness incurred as permitted under Section 6.01(p), shall not exceed $10.0 million outstanding at any time (plus the amount of any Net Cash Proceeds of any Designated Equity Issuance actually used for such purpose); and

(r) other Investments not listed above in an aggregate amount not to exceed $10.0 million at any one time outstanding.

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time unless such agreement includes provisions reasonably acceptable to the Administrative Agent as to the payment in full in cash of the Obligations and termination of the Commitments at the closing of such transaction) all or any part of its Property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the Property or assets of any Person (or agree to do any of the foregoing at any future time), except that:

(a) Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.08(c);

(b) (i) purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business shall be permitted, (ii) subject to Section 2.10(c), Asset Sales of used, negligible, worn out, uneconomical, obsolete or surplus Property by any Company in the ordinary course of business and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole shall be permitted and (iii) subject to Section 2.10(c), the sale, lease or other disposal of any assets shall be permitted; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b)(iii) shall not exceed $5.0 million in any four consecutive fiscal quarters of Borrower;

(c) Investments in connection with any such transaction may be made to the extent permitted by Section 6.04;

(d) Borrower and the Subsidiaries may sell Cash Equivalents and use cash for purposes that are otherwise permitted by the terms of this Agreement in the ordinary course of business;

(e) Borrower and the Subsidiaries may lease (as lessee or lessor) real or personal Property and may guaranty such lease, in each case, in the ordinary course of business and in accordance with the applicable Security Documents;

(f) the Transactions shall be permitted as contemplated by the Transaction Documents;

(g) Borrower and the Subsidiaries may consummate Permitted Acquisitions (including the issuance of stock as part of the Acquisition Consideration to the extent otherwise permitted hereunder);

(h) any Loan Party may transfer Property or lease to or acquire or lease Property from any Loan Party or any Company may be merged into Borrower or a Wholly-Owned Subsidiary (as long as Borrower or such Wholly-Owned Subsidiary is the surviving corporation of such merger and, in the case of such Wholly Owned Subsidiary, remains a Wholly

Owned Subsidiary of Borrower); provided that the Lien on and security interest in such Property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable; and

(i) Asset Sales by any Company to any other Company (other than the Future Holding Company) shall be permitted; provided that such Asset Sale involving a Subsidiary that is not a Loan Party shall be otherwise in compliance with Section 6.05;

(j) discounts or forgiveness of account receivables in the ordinary course of business or in connection with collection or compromise thereof shall be permitted provided the account debtor is not an Affiliate (except with respect to Sponsor’s portfolio companies);

(k) sales of non-core assets owned by the targets of Permitted Acquisitions and acquired as a result of such Permitted Acquisitions shall be permitted;

(l) Permitted Liens (to the extent constituting a conveyance of Property) shall be permitted;

(m) issuance of Equity Interests of Borrower or the Future Holding Company (including warrants or options or similar interests) to officers and employees pursuant to a stock ownership or purchase plan or compensation plan of Borrower shall be permitted;

(n) issuance of Equity Interests (including warrants or options or similar interests) to Borrower or, with the Agents’ prior written consent (following an explanation by Borrower to Agents of the benefit of such issuance resulting in a non-Wholly-Owned Subsidiary), another Loan Party, shall be permitted provided such Equity Interests are pledged (and such certificates are delivered) to Collateral Agent in accordance with the Security Agreement;

(o) Loan Parties may merge with or into any other Loan Party so long as Borrower is the surviving entity in merger with Borrower; and

(p) creation and capitalization of Foreign Subsidiaries and the transfers of assets to such Foreign Subsidiaries to the extent permitted by and subject to the restrictions set forth in Sections 6.01(p) and 6.04(q).

To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions deemed appropriate in order to effect the foregoing.

SECTION 6.06 Dividends; Restricted Payments. Unless funded solely with the proceeds of a Designated Equity Issuance, (a) Redeem or otherwise prepay, directly or indirectly, any amounts under the Qualified Senior Notes or (b) authorize, declare or pay, directly or indirectly, any Dividends (other than stock dividends) with respect to any Company, except that (i) any Subsidiary of Borrower (except any Borrowing Base Guarantor) (A) may pay cash Dividends to Borrower or any Wholly Owned Subsidiary of Borrower, (B) if such Subsidiary is not a Wholly Owned Subsidiary of Borrower, may pay cash Dividends to its shareholders generally so long as Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary); (ii) a Borrowing Base Guarantor may pay cash Dividends to Borrower (A) following its annual audit provided that (x) such Borrowing Base Guarantor’s Board of Directors has approved such Dividend and made a determination that, after giving effect to the proposed Dividend, such Borrowing Base Guarantor is solvent (as defined in the Bankruptcy Code), (y) ten days prior to the payment of such Dividend, such Borrowing Base Guarantor shall deliver an Officer’s Certificate to Administrative Agent certifying the solvency of such Borrowing Base Guarantor and providing notice of the amount of the proposed Dividend, and (z) such Dividend, together with all other Dividends following the Closing Date, shall not exceed the net earnings of such Borrowing Base Guarantor since the Closing Date and (B) at any time when such Borrowing Base Guarantor has no intercompany loans outstanding to Borrower (after taking into account any such Dividend) and at the time of such Dividend, the average days outstanding on such Borrowing Base Guarantor’s trade payables have not been extended beyond the ordinary course of such Borrowing Base Guarantor’s business; (iii) payments in cash or notes by a Loan Party to former employees, officers or directors of a Loan Party in connection with the redemption or repurchase of Equity Interests in a Loan Party from such former employees, officers or directors upon termination of employment with a Loan Party or their death or disability in an aggregate amount not to exceed $10.0 million (and $2.5 million per year) and provided that any such notes are subordinated to the Obligations in form and substance reasonably acceptable to Collateral Agent and the Administrative Agent; (iv) Borrower may make Dividends to Future Holding Company to permit Future Holding Company to (A) in the event Borrower files a consolidated income tax return with any Future Holding Company, pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that the amount of such distribution shall not be greater, nor the receipt by Borrower of tax benefits less, than they would have been had Borrower not filed a consolidated return with Future Holding Company and (B) pay annual state fees and any accountants’ audit fees incurred by Future Holding Company in the ordinary course of business; (v) Borrower may redeem shares from the Brode family to the extent such redemption is funded with the proceeds of a Designated Equity Issuance; and (vi) any Subsidiary may make Dividends to Borrower for the payment of consolidated expenses to the extent that the proceeds of such Dividend does not exceed the amount that is properly attributable to the expenses for which such Subsidiary is liable (as its share of the consolidated expense) and so long as the proceeds of such Dividend is used to pay such expense and reduce the corresponding liability.

SECTION 6.07 Transactions with Affiliates. Except as set forth on Schedule 6.07, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and its Wholly-Owned Subsidiaries), other than in the ordinary course of business and on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(a) Dividends may be paid to the extent provided in Section 6.06;

(b) loans (and interest thereon) may be made and paid and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Sections 6.01 and 6.04; provided that, with respect to repayment of intercompany loans of Borrowing Base Guarantors, such Borrowing Base Guarantor shall provide prior notice to Collateral Agent so that the Collateral Agent can adjust the Borrowing Base due to the reduction in the applicable Borrowing Base Guarantor Intercompany Loan Account;

(c) customary fees may be paid to non-officer directors of Borrower and customary indemnities may be provided to all directors of Borrower;

(d) provided that no Event of Default under clauses (a) and (b) of Article VIII, and clauses (d) (to the extent resulting from a Default under Section 6.08), (g) and (h) of Article VIII, has occurred and is continuing and, after giving effect to such management fee, Borrower is in pro forma compliance with all covenants set forth in Section 6.08 hereof, Borrower may pay fees to Sponsor in accordance with the Sponsor’s Advisory Agreement; provided further (i) that any fee that is not permitted to be paid under this clause (d) may be deferred and paid at such time, if any, that such fee would be allowed (so long as, after giving effect to the subsequent payment, an Event of Default has not occurred) and (ii) notwithstanding the occurrence and continuance of an Event of Default, actual out-of-pocket expense reimbursements may be made to Sponsor for activities in connection with the Sponsor’s Advisory Agreement;

(e) any Subsidiary may make payments to Borrower pursuant to a Tax Sharing Agreement in an amount not in excess of the federal and state (in such states that permit consolidated or combined tax returns) income tax liability that such Subsidiary would have been liable for if the Companies had filed their taxes on a stand-alone basis;

(f) the Transactions may be effected; and

(g) the Acquisition Deferred Compensation may be paid by Borrower.

SECTION 6.08 Financial Covenants. Only at times when any of the Excess Availability Requirements are not met on the last day of any Test Period and on the last day of the two prior fiscal months preceding the last day of the applicable Test Period (provided that, Borrower may satisfy such Excess Availability Requirements by causing a Working Capital Equity Issuance to be made on the last day of any Test Period in an amount equal to the greatest amount that would have been required to have been contributed to Borrower in order to have satisfied the Excess Availability Requirements on each of the last day of the applicable Test Period and on the last day of each of the two prior fiscal months preceding the last day of such Test Period):

(a) Minimum EBITDA. Permit Consolidated EBITDA, as of the last day of any Test Period during any period set forth in the table below, to be less than the amount set forth opposite such period in the table below1:

Test Period	Amount (in millions)

Closing Date – the fiscal quarter ending closest to December 31, 2003	$40.0

the four fiscal quarter period ending closest to March 31, 2004	$40.0

the four fiscal quarter period ending closest to June 30, 2004	$40.0

the four fiscal quarter period ending closest to September 30, 2004	$42.5

the four fiscal quarter period ending closest to December 31, 2004	$42.5

the four fiscal quarter period ending closest to March 31, 2005	$45

the four fiscal quarter period ending closest to June 30, 2005	$45

the four fiscal quarter period ending closest to September 30, 2005	$45

the four fiscal quarter period ending closest to December 31, 2005	$45

the four fiscal quarter period ending closest to March 31, 2006	$47.5

the four fiscal quarter period ending closest to June 30, 2006	$47.5

the four fiscal quarter period ending closest to September 30, 2006	$47.5

the four fiscal quarter period ending closest to December 31, 2006	$47.5

the four fiscal quarter period ending (a) closest to March 31, 2007 and (b) each fiscal quarter thereafter	$50.0

[1]	For purposes of the Consolidated EBITDA calculation, the following Consolidated EBITDA shall be deemed to be attributable to the fiscal quarters set forth below:

Fiscal Quarter Ending	Amount (in millions)

March 31, 2003	$4.2
June 30, 2003	$14.0
September 30, 2003	$15.7

(b) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, as of the last day of any Test Period during any period set forth in the table set forth below, to be less than the ratio set forth opposite such period in the table below2:

Test Period	Interest Coverage Ratio

Closing Date – the fiscal quarter ending closest to December 31, 2003	1.50x

the four fiscal quarter period ending closest to March 31, 2004	1.50x

the four fiscal quarter period ending closest to June 30, 2004	1.50x

the four fiscal quarter period ending closest to September 30, 2004	1.50x

the four fiscal quarter period ending closest to December 31, 2004	1.50x

the four fiscal quarter period ending closest to March 31, 2005	1.75x

the four fiscal quarter period ending closest to June 30, 2005	1.75x

the four fiscal quarter period ending closest to September 30, 2005	1.75x

the four fiscal quarter period ending closest to December 31, 2005	1.75x

the four fiscal quarter period ending closest to March 31, 2006	1.75x

the four fiscal quarter period ending closest to June 30, 2006	1.75x

the four fiscal quarter period ending closest to September 30, 2006	1.75x

the four fiscal quarter period ending closest to December 31, 2006	1.75x

the four fiscal quarter period ending (a) closest to March 31, 2007 and (b) each fiscal quarter thereafter	2.00x

[2]	For purposes of the Consolidated Interest Expense calculation, the following Consolidated Interest Expense shall be deemed to be attributable to the fiscal quarters set forth below:

Fiscal Quarter Ending	Amount (in millions)

March 31, 2003	$5.4
June 30, 2003	$5.4
September 30, 2003	$5.4

(c) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures (excluding assets acquired in a Permitted Acquisition or an Investment permitted under Section 6.04) made in any test period set forth below, to exceed the amount set forth opposite such period below:

Test Period	Amount (in millions)

Closing Date – the fiscal year ending closest to December 31, 2003	$8.0

the fiscal year ending closest to December 31, 2004	$13.0

the fiscal year ending closest to December 31, 2005	$9.0

the fiscal year ending closest to December 31, 2006	$9.0

the fiscal year ending closest to December 31, 2007	$9.5

the fiscal year ending closest to December 31, 2008	$10.0

provided, however, that (i) if the aggregate amount of Capital Expenditures described in clause (c) above for any fiscal year shall be less than the amount permitted in clause (c) above for such fiscal year (before giving effect to any carryover), then the shortfall may be added to the amount of Capital Expenditures permitted in clause (c) above for the immediately succeeding (but not any other) fiscal year and (ii) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such year before any carryover; provided further that Borrower may incur Capital Expenditures in excess of the amounts permitted in clause (c) to the extent funded with the Net Cash Proceeds of a Designated Equity Issuance; provided further that (A) Borrower shall be permitted to “pull forward” up to 25% of the maximum Capital Expenditures from the 2005 fiscal year into the 2004 fiscal year, with an appropriate reduction in the maximum amount of Capital Expenditures permitted in the 2005 fiscal year; and (B) Capital Expenditures shall not include expenditures to the extent that such expenditures are (x) made as a tenant in leasehold improvements to the extent actually reimbursed by landlord, (y) expenditures made with the Net Cash Proceeds of Casualty Events, Asset Sales or Equity Issuances (to the extent not required to pay down the Obligations), or (z) one time Capital Expenditures made in connection with the integration of any entities acquired pursuant to Permitted Acquisitions to the extent that such Capital Expenditures do not exceed $10.0 million to the extent reasonably acceptable to Administrative Agent

(d) Adjustments Due to Permitted Acquisitions.

(i) For purposes of determining compliance with the covenant set forth in Section 6.08(a) following consummation of each Permitted Acquisition with Acquisition Consideration in an amount in excess of $10.0 million, each of the Consolidated EBITDA amounts set forth in Section 6.08(a) shall be deemed automatically increased for each Test Period following the date of such Permitted Acquisition by an amount equal to 75% of the Consolidated EBITDA (on a Pro Forma Basis) attributable to the entity or assets acquired for the four fiscal quarter period most recently ended prior to the consummation of such Permitted Acquisition.

(ii) For purposes of determining compliance with the covenant set forth in Section 6.08(c) following the consummation of each Permitted Acquisition, each of the Capital Expenditure amounts set forth in Section 6.08(c) shall be deemed automatically increased for each Test Period following the date of such Permitted Acquisition by multiplying the same by the “Gross Profits Growth Factor”. As used herein, “Gross Profits Growth Factor” shall mean an amount equal to 1 plus a fraction, the numerator of which is the net sales less costs of goods sold (“Gross Profits”) attributable to the entity or assets acquired for the four fiscal quarter period most recently ended prior to the consummation of such Permitted Acquisition and the denominator of which is the Gross Profits of Borrower and its Subsidiaries (excluding the effect of such Permitted Acquisition) during the four fiscal quarter period most recently ended prior to the date of consummation of such Permitted Acquisition.

SECTION 6.09 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc. (a) Amend or modify, or permit the amendment or modification of, any provision of existing Indebtedness or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to Indebtedness which do not in any way materially adversely affect the interests of the Lenders and are otherwise permitted under Section 6.01(b); (b) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any indebtedness outstanding under the Qualified Senior Notes; (c) amend or modify, or permit the amendment or modification of, any provision of any Qualified Senior Notes or any agreement (including any Qualified Senior Debt Document) relating thereto other than amendments or modifications which do not in any way materially adversely affect the interests of the Lenders or which are effected to make technical corrections to the respective documentation; (d) amend or modify, or permit the amendment or modification of, any other Transaction Document or any document evidencing the Equity Financing, in each case except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Lenders; or (e) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or by-laws, or any agreement entered into by it, with respect to its capital stock (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock (except as set forth in Schedule 6.09), other than any amendments, modifications, agreements or changes pursuant to this clause (e) or any such new agreements pursuant to this clause (e) which do not in any way materially adversely affect the interests of the Lenders.

SECTION 6.10 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any other Subsidiary, or pay any Indebtedness owed to Borrower or any other Subsidiary, (b) make loans or advances to Borrower or any other Subsidiaries or (c) transfer any of its properties to Borrower or any other Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents; (iii) the Qualified Senior Debt Documents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any other Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by Borrower or any other Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 may restrict the transfer of the asset or assets subject thereto; (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement; (viii) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.05 pending the consummation of such sale; (ix) any agreement in effect at the time such Subsidiary is a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Borrower; or (x) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such

Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity.

SECTION 6.11 Limitation on Issuance of Capital Stock. Without the prior written consent of the Administrative Agent, Borrower will not, and will not permit any Subsidiary, to issue any Equity Interest of any Subsidiary (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interest of any Subsidiary, except (i) for stock splits, stock dividends and additional Equity Interests issuances which do not decrease the percentage ownership of Borrower or any Subsidiary in any class of the Equity Interest of such Subsidiary; and (ii) Subsidiaries of Borrower formed after the Closing Date pursuant to Section 6.12 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such stock. All Equity Interests issued in accordance with this Section 6.11(b) shall, to the extent required by Section 5.12 or the Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the Security Agreement.

SECTION 6.12 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Administrative Agent; provided that Borrower may establish or create one or more Wholly Owned Subsidiaries of Borrower or one of its Wholly Owned Subsidiaries in connection with Permitted Acquisitions without such consent so long as (a) 100% of the Equity Interest of any new Subsidiary is upon the creation or establishment of any such new Subsidiary (or, in the case of Foreign Subsidiaries if such pledge would have an adverse tax impact on Borrower (determined at the reasonable discretion of the Administrative Agent), 66%) pledged and delivered to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement, (other than non-Wholly Owned Subsidiaries acquired in connection with a Permitted Acquisition or pursuant to Investments pursuant to Section 6.04(h)); and (b) upon the creation or establishment of any such new material domestic Wholly Owned Subsidiary, such Subsidiary becomes a party to the applicable Security Documents and shall become a Subsidiary Guarantor hereunder and execute a Joinder Agreement and the other Loan Documents all in accordance with Section 5.11(b) above.

SECTION 6.13 Business. With respect to Borrower and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof).

SECTION 6.14 Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or are required by GAAP.

SECTION 6.15 Fiscal Year. Change its fiscal year-end to a date other than (i) for fiscal year 2003, December 27, 2003, (ii) for fiscal year 2004, December 25, 2004, (iii) for fiscal year 2005, December 31, 2005, (iv) for fiscal year 2006, December 30, 2006, (v) for fiscal year 2007, December 29, 2007 and (vi) for fiscal year 2008, December 27, 2008.

SECTION 6.16 No Negative Pledges. Directly or indirectly enter into or assume any agreement (other than this Agreement and the Qualified Senior Note Agreement) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except for Property subject to purchase money security interests, operating leases and capital leases.

SECTION 6.17 Future Holding Company. Permit the Future Holding Company, if any, to engage in any business or own any Property except for the direct ownership of 100% of the capital stock of the Borrower, de minimus administrative and corporate governance functions and, with the prior consent of the Agents, the direct ownership of the capital stock of any other Subsidiary.

ARTICLE VII.

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Interest Rate Protection Agreement relating to the Loans, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which Borrower is or may become a party;

(b) the absence of any action to enforce this Agreement or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security);

(d) the insolvency of Borrower or any other Guarantor;

(e) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(f) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(g) the release of Borrower or any other Guarantor; or

(h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than indefeasible payment in full in cash of all Obligations and the termination of all Commitments).

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Loan Party thereof exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally agree that they will indemnify each Secured Party promptly upon written demand (together with backup documentation supporting such reimbursement request) for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the bad faith or willful misconduct of such Secured Party.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnity obligations to the extent no claim giving rise thereto has been asserted) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any Indebtedness of Borrower or any other Guarantor now or hereafter owing to any Guarantor or Borrower by reason of any payment by such Guarantor under the Guarantee in this Article VII is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE VIII.

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any material report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; it being recognized by Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by said projections probably will differ from the projected results and that the differences may be material;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03 (provided that, if (i) such default is of a type that can be cured within ten days and (ii) the default could not adversely impact the Lenders’ Lien on the Collateral, such default shall not constitute an event of

Default for ten days after the occurrence of such default so long as the Loan Parties are diligently pursuing the cure of such default), 5.04 or 5.08 or in Article VI (provided that, if (A) such default is of a type that can be cured within five days, (B) the default could not adversely impact the Lenders’ Lien on the Collateral, and (C) the default occurred as a result of a breach of Sections 6.01, 6.02, 6.04, 6.06, 6.09, 6.10 or 6.16, such default shall not constitute an event of Default for five days after the occurrence of such default so long as the Loan Parties are diligently pursuing the cure of such default);

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in the Qualified Senior Debt Documents or any other agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in clauses (i) and (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $3.5 million at any one time (except with respect to seller financing in an aggregate amount not to exceed $10.0 million solely to the extent such obligations are currently in dispute (as determined in good faith by the Borrower));

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the Property or assets of any Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property or assets of any Company; or (iii) the winding-up or liquidation of any Company; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property or assets of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable (after taking into account all rights of contribution), admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $5.0 million (in excess of insurance coverage to the extent either (i) the applicable insurance carrier has accepted responsibility to cover such liability or (ii) Borrower has provided evidence of coverage reasonably satisfactory to the Administrative Agent) shall be rendered against any Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Company to enforce any such judgment;

(j) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Company in an amount in excess of $10.0 million or an adverse effect on the business, revenue, or expenses of any Company or Collateral in an amount in excess of $10.0 million or the imposition of a Lien on any assets of a Company;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby, except to the extent of the failure to obtain such a security interest and Lien in immaterial Collateral which, in the aggregate with all other such immaterial Collateral, has a fair market value not to exceed $1.0 million;

(l) the Guarantees shall cease to be in full force and effect, unless in connection with the sale, merger or dissolution of a Guarantor to the extent permitted under Section 6.05 hereof;

(m) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document;

(n) there shall have occurred a Change in Control;

(o) any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in an adverse effect on revenue, expenses or Collateral in an amount in excess of $10.0 million by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

(p) the indictment by any Governmental Authority of any Loan Party as to which any Loan Party or Administrative Agent receives notice as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Administrative Agent, under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $10.0 million or (ii) any other Property of any Loan Party which is necessary or material to the conduct of its business;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by written notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX.

LC COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

SECTION 9.01 LC Collateral Account.

(a) Borrower LC Collateral Account.

(i) The Collateral Agent is hereby authorized to establish and maintain at its office at 1211 Avenue of the Americas, New York, NY 10036, in the name of the Collateral Agent and pursuant to a dominion and control Agreement, a restricted deposit account designated “Borrower LC Collateral Account”. Each Loan Party (except Alpha) shall deposit into the LC Collateral Account from time to time the cash collateral required to be deposited under Section 2.18(j) hereof.

(ii) The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.

(b) Alpha LC Collateral Account.

(i) The Collateral Agent is hereby authorized to establish and maintain at its office at 1211 Avenue of the Americas, New York, NY 10036, in the name of the Collateral Agent and pursuant to a dominion and control Agreement, a restricted deposit account designated “Alpha LC Collateral Account”. Alpha shall deposit into the LC Collateral Account from time to time the cash collateral required to be deposited under Section 2.18(j) hereof.

(ii) The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. Notwithstanding any other provision hereof to the contrary, all amounts held in such LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.

(c) Amounts on deposit in such LC Collateral Account shall be invested from time to time in accordance with Section 2.18(j).

SECTION 9.02 Intentionally Deleted.

SECTION 9.03 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows (with, in the case of proceeds from a Borrowing Base Guarantor, a corresponding reduction in the Borrowing Base Guarantor Intercompany Loan Account):

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, of each Lender’s Default Allocation Percentage of interest, principal and other amounts constituting Obligations, equally and ratably in accordance with each Lender’s Default Allocation Percentage of such amounts; and

(d) Fourth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 9.03, the Loan Parties shall remain liable for any deficiency.

ARTICLE X.

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 10.01 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b) Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

SECTION 10.02 Administrative Agent in Its Individual Capacity. The Persons serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent, as applicable, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder or Collateral Agent, as applicable.

SECTION 10.03 Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative

Agent and the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent and the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Future Holding Company, Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or Collateral Agent, as applicable, or any of its respective Affiliates in any capacity. The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and Collateral Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent and Collateral Agent by Borrower or a Lender, and the Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or Collateral Agent, as applicable.

SECTION 10.04 Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.05 Delegation of Duties. The Administrative Agent and Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent or Collateral Agent, as applicable. The Administrative Agent and Collateral Agent and any such respective sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Administrative Agent and Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of Administrative Agent and Collateral Agent.

SECTION 10.06 Successor Administrative Agent. The Administrative Agent and/or Collateral Agent may resign as such at any time upon at least 30 days’ prior notice to the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right with the consent of Borrower (such consent shall not be unreasonably withheld or delayed) as long as no Event of Default has occurred and is continuing, to appoint a successor from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent and/or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent and/or Collateral Agent, as applicable, may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent and/or Collateral Agent, as applicable, which successor shall be a commercial banking institution organized under the laws of the United States (or any state thereof) or a United States branch or agency of a commercial banking institution, and having combined capital and surplus of at least $250.0 million; provided, however, that if such retiring Administrative Agent and/or Collateral Agent, as applicable, is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s and/or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent and/or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as applicable.

Upon the acceptance of its appointment as Administrative Agent and/or Collateral Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and/or Collateral Agent, as applicable, and the retiring Administrative Agent and/or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent and/or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Administrative Agent’s and/or Collateral Agent’s resignation hereunder, the provisions of this Article X and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent and/or Collateral Agent, as applicable, its respective sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and/or Collateral Agent, as applicable.

SECTION 10.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

SECTION 10.08 No Other Administrative Agent or Collateral Agent. The Lenders identified in this Agreement, the Syndication Agent and the Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, neither the Syndication Agent nor any Co-Documentation Agent shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Syndication Agent and the Co-Documentation Agents as it makes with respect to the Administrative Agent or Collateral Agent or any other Lender in this Article X. Notwithstanding the foregoing, the parties hereto acknowledge that the Co-Documentation Agents and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

SECTION 10.09 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 10.09 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 10.10 Additional Loans. Administrative Agent shall not make (and shall prohibit the Issuing Bank and Swingline Lender, as applicable, from making) any Revolving Loans or provide any Letters of Credit to Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would cause the aggregate amount of the Revolving Exposure to exceed the Borrowing Base of Borrower, without the prior consent of all Lenders, except, that, Administrative Agent may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letters of Credit will cause the total outstanding Revolving Exposure to exceed the Borrowing Base, as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans, Swingline Loans, or additional Letters of Credit to Borrower which Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the Revolving Exposure equals or exceeds the Borrowing Base shall not exceed the amount equal to $17.5 million outstanding at any time less the then outstanding amount of any Special Agent

Advances and shall not cause the Revolving Exposure to exceed the Revolving Commitments of all of the Lenders or the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment and (b) without the consent of all Lenders, Administrative Agent shall not make any such additional Revolving Loans, Swingline Loans, or Letters of Credit more than sixty (60) days from the date of the first such additional Revolving Loans, Swingline Loans, or letters of Credit. Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Percentage of any such additional Revolving Loans, Swingline Loans, or Letters of Credit provided that Administrative Agent is acting in accordance with the terms of this Section 10.10.

SECTION 10.11 Collateral Matters. Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the making of Loans hereunder, make such disbursements and advances (“Special Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses and payments to any Issuing Bank (provided that in no event shall (i) Special Agent Advances for such purpose exceed the amount equal to $17.5 million in the aggregate outstanding at any time less the then outstanding Revolving Loans, Swingline Loans and Letters of Credit under Section 10.10 hereof and (ii) Special Agent Advances plus the Revolving Exposure exceed the Lenders’ Commitment at the time of such Event of Default or cause any Lender’s Revolving Exposure to exceed such Lender’s Revolving Loan Commitment at the time of such Event of Default). Special Agent Advances shall be repayable on demand and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Administrative Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Percentage of each such Special Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent’s option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest interest rate provided for in Section 2.06(a).

ARTICLE XI.

MISCELLANEOUS

SECTION 11.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Loan Party, to Borrower at:

45555 Port Street

Plymouth, Michigan 48170

Attention: Mr. Vincent Tyra

Telecopy No.: (734) 354-1322

with a copy to:

Bain Capital Partners, LLC

745 Fifth Avenue

Suite 3200

New York, NY 10151

Attention: Ed Conard

Telecopy No.: (212) 421-2225

and

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention: Linda Myers

Telecopy No.: (312) 861-2200

(b) if to the Administrative Agent, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Sailoz Sikka

Telecopy No.: (203) 719-3888; and

with a copy to:

Latham & Watkins, LLP

233 S. Wacker Drive, Suite 5800

Chicago, IL 60606

Attention: Donald L. Schwartz

Telecopy No.: (312) 993-9767

(c) if to the Collateral Agent, to it at:

The CIT Group/Commercial Services, Inc.

1211 Avenue of the Americas

12th Floor

New York, New York 10036

Attention: Broder Client Credit Manager

Telecopy No.: (212) 382-6875

with a copy to the Administrative Agent as set

forth in Section 11.01(b) above and, except with respect to

communications under Sections 5.01 and 5.15, to:

Latham & Watkins, LLP

233 S. Wacker Drive, Suite 5800

Chicago, IL 60606

Attention: Donald L. Schwartz

Telecopy No.: (312) 993-9767

(d) if to a Lender, to it at its address (or telecopy number) set forth on the applicable Lender Addendum or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01 and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

SECTION 11.02 Waivers; Amendment.

(a) No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders (and, prior to the completion of the primary syndication (as determined by Arranger) of the Commitments and the Loans by the Arranger) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall (i) increase the dollar amount of the Commitment of any Lender without the written consent of such Lender or increase the Commitments of all Lenders (other than as set forth in Section 2.20) without the consent of each Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than to waive default interest under Section 2.06(c) to the extent a waiver of the underlying default giving rise to such default interest does not require a vote of all Lenders), or reduce or forgive any Fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Revolving Maturity Date, without the written consent of each Lender affected thereby, (iv) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments or set-offs required thereby, without the written consent of each Lender, (v) change the percentage set forth in the definition of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document (including this Section 11.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any Subsidiary Guarantor from its Guarantee (except as expressly provided in Article VII), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c) If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement that requires unanimous approval of all Lenders as contemplated by Section 11.02(b) (other than clause (iii) of such Section), the consent of the Supermajority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to clause (iii) of Section 11.02(b); provided further that each replaced Lender receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 11.03 Expenses; Indemnity.

(a) Borrower agrees to pay all reasonable out-of-pocket expenses (including but not limited to expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by the Agents, the Swingline Lender and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation, execution and delivery, and administration of this Agreement and the other Loan Documents, including any Inventory Appraisal, or in connection with any amendments, modifications, enforcement costs, work-out costs, documentary taxes or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the work-out, enforcement or protection of its rights in connection with this Agreement (including pursuant to Section 5.16 of this Agreement) and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Latham & Watkins, LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement, protection, or work-out, the fees, charges and disbursements of any other counsel for the Agents or any Lender.

(b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank and the Swingline Lender, each Affiliate of any of the foregoing Persons and each of their respective directors, officers, trustees, employees and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges, expenses and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i)

the Transactions, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, under or from any Property owned, leased or operated by any Company, or any Environmental Claim related in any way to any Company; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct or bad faith of such Indemnitee.

(c) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender. All amounts due under this Section 11.03 shall be payable promptly (but in any event no more than 10 days following) upon written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(d) To the extent that Borrower fails to pay any amount required to be paid by it to the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 11.03, each Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

SECTION 11.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more banks, insurance companies, investment companies or funds or other institutions (other than Borrower, or any Affiliate or Subsidiary thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, Borrower (except (i) after the occurrence and during the continuation of a Default or Event of Default or (ii) prior to the completion of the primary syndication (as determined by Arranger) of the Commitments and the Loans by the Arranger) and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 11.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 11.04.

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a

Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.04 and any written consent to such assignment required by paragraph (b) of this Section 11.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Collateral Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section 11.04, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations, provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other party, except as required by applicable law.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(e) and (f) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 11.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing its rights as a Lender under this Agreement unless the requirements of Section 11.04 concerning assignments are fully satisfied.

SECTION 11.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding payroll and trust accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 11.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.10.

SECTION 11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates or its Lender Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12 or (ii) becomes available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. For the purposes of this Section 11.12, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the Transactions (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Transaction, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing.

SECTION 11.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 11.14 Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRODER BROS., CO., as Borrower

By:	/s/ Thomas Frank

Name:	Thomas Frank
Title:	Chief Financial Officer

ALPHA SHIRT COMPANY

By:	/s/ Thomas F. Frank

Name:	Thomas F. Frank
Title:	Vice President

ALPHA SHIRT HOLDINGS, INC.

By:	/s/ Thomas F. Frank

Name:	Thomas F. Frank
Title:	Vice President

ASHI, INC.

By:	/s/ Thomas F. Frank

Name:	Thomas F. Frank
Title:	Vice President

TSM ACQUISITION CO.

By:	/s/ Thomas F. Frank

Name:	Thomas F. Frank
Title:	Vice President

UBS SECURITIES LLC, as Arranger

By:	/s/ David Judge

Name:	David Judge
Title:	Managing Director

By:	/s/ Amanda Montgomery

Name:	Amanda Montgomery
Title:	Managing Director

UBS AG, CAYMAN ISLANDS BRANCH, as a Lender and Swingline Lender

By:	/s/ Reto Jenal

Name:	Reto Jenal
Title:	Executive Director

By:	/s/ Wilfred V. Saint

Name:	Wilfred V. Saint
Title:	Assoc. Director, Banking Products Services, US

UBS AG, STAMFORD BRANCH, as Issuing Bank and Administrative Agent

By:	/s/ Wilfred V. Saint

Name:	Wilfred V. Saint
Title:	Assoc. Director, Banking Products Services US

By:	/s/ Barbara Ezell-McMichael

Name:	Barbara Ezell-McMichael
Title:	Assoc. Director, Banking Product Services US

THE CIT GROUP/COMMERCIAL SERVICES, INC., as a Lender and Collateral Agent

By:	/s/ Terry S. Schwartz

Name:	Terry S. Schwartz
Title:	Vice President

BANK ONE, NA, A NATIONAL ASSOCIATION HAVING ITS PRINCIPAL OFFICE IN CHICAGO, ILLINOIS, as a Lender and Syndication Agent

By:	Roger F. Reeder

Name:	Roger F. Reeder

Title:	Vice President/Associate Director

COMERICA BANK, as a Lender

By:	/s/ Anthony F. Catania

Name:	Anthony F. Catania
Title:	Commercial Banking Officer

FIFTH THIRD BANK, as a Lender

By:	/s/ Andrew P. Arton

Name:	Andrew P. Arton
Title:	Vice President

FLEET CAPITAL CORPORATION, as a Lender and as a Co-Documentation Agent

By:	/s/ Mark B. Schake

Name:	Mark B. Schake
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender and a Co-Documentation Agent

By:	/s/ Robert Pierce

Name:	Robert Pierce
Title:	Duly Authorized Signatory

NATIONAL CITY BANK, as a Lender

By:	/s/ Tom Gurbach

Name:	Tom Gurbach
Title:	Vice President

STANDARD FEDERAL BANK N.A., as a Lender and a Co-Documentation Agent

By:	/s/ Scott Terryn

Name:	Scott Terryn
Title:	First Vice President

ANNEX I

Applicable Margin/Fee

Excess Availability	Applicable Margin		Applicable Fee
	Eurodollar	ABR

Level I

greater than or equal to $100,000,000	2.0%	1.0%	.375%

Level II

greater than or equal to $50,000,000 and less than $100,000,000	2.25%	1.25%	.375%

Level III

less than $50,000,000	2.50%	1.5%	.50%

Each change in the Applicable Margin or Applicable Fee resulting from a change in the Excess Availability shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, (a) the Applicable Margin shall be deemed to be 1.50% for ABR Borrowings and 2.50% for Eurodollar Borrowings and (b) the Applicable Fee shall be deemed to be 0.50%, in each case (i) from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d) for the fiscal period ended at least three months after the Closing Date and (ii) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively (it being understood that the Applicable Margin shall revert to the applicable Level (set forth on the table above) upon the delivery of and in accordance with the results disclosed in such financial statements).

Annex I-1